As filed with the Securities and Exchange Commission on August 2, 2017

Registration No. 333-205515

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

to

FORM F-1

On

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OASMIA PHARMACEUTICAL AB

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Sweden	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Vallongatan 1

752 28 Uppsala, Sweden

+46 18 50 54 40

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, NY 10011

(212) 590-9330

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory Sichenzia, Esq. Henry Nisser, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway New York, NY 10036 Telephone: (212) 930-9700 Facsimile: (212) 930-9725	Julian Aleksov Executive Chairman Oasmia Pharmaceutical AB Vallongatan 1 752 28 Uppsala, Sweden Telephone: +46 18 50 54 40 Facsimile: +46 18 51 08 73

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

On July 6, 2015, the Company filed with the SEC a registration statement on Form F-1 (File No. 333-205515) (the “Registration Statement” or the “Form F-1”), which was amended by pre-effective amendments filed on August 14, 2015, September 4, 2015, September 16, 2015, September 25, 2015, October 9, 2015, October 19, 2015, October 21, 2015 and October 22, 2015. The Registration Statement was declared effective by the SEC on October 22, 2015. The Registration Statement related to our initial public offering whereby we offered and sold (i) 2,561,500 ADSs and (ii) 1,280,750 Warrants to purchase ADSs, all of the foregoing having been registered pursuant to the Registration Statement.

On July 8, 2016, the Company filed with the SEC a Post-Effective Amendment No. 1 to Form F-1, which was amended by Post-Effective Amendment thereto filed on July 29, 2016 (collectively, the “F-1 Post-Effective Amendment”).

The purpose of this Post-Effective Amendment on Form F-3 (the “F-3 Post-Effective Amendment”) is to allow the Company to update the F-1 Post-Effective Amendment by including certain recent information about the Company as well as automatically incorporating by reference future filings made pursuant to the Securities Exchange Act of 1934, as amended. This Post-Effective Amendment is being filed to (i) convert the F-1 Post-Effective Amendment into a registration statement on Form F-3, and (ii) to register only the exercise of the Warrants already issued and outstanding, consisting of an aggregate of 1,280,750 ADSs issuable upon exercise of the Warrants. No further offering will be made pursuant to this F-3 Post-Effective Amendment.

 All filing fees payable in connection with the registration of these securities were previously paid. This F-3 Post-Effective Amendment does not register any additional securities.  This F-3 Post-Effective Amendment is being filed in compliance with Section 10(a)(3) of the Securities Act of 1933, as amended.

The information in this prospectus is not complete and may be changed. We may not sell these securities under this prospectus until the registration statement of which it is a part and filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION, DATED AUGUST 2, 2017

1,280,750 Warrants to Purchase American Depositary Shares
$0.0025 per Warrant to Purchase American Depositary Shares

OASMIA PHARMACEUTICAL AB
(Incorporated in Sweden)

We are offering 1,280,750 American Depositary Shares (each, an “ADS” and, collectively the “ADSs”), each representing three (3) of our ordinary shares (the “Ordinary Shares”) issuable upon the exercise of currently outstanding warrants (the “Warrants”) that we issued in connection with our initial public offering of our ADSs and Warrants. The Warrants have an initial per ADS exercise price of $4.06, subject to adjustment. The Warrants will expire on October 28, 2025, ten (10) years from their date of issuance. No securities are being offered pursuant to this prospectus other than the ADSs that will be issued upon exercise of those currently outstanding Warrants.

We will not receive any proceeds from the sale of those ADSs. To the extent any of the Warrants are exercised for cash, if at all, we will receive the exercise price for those Warrants.

The ADSs trade on the NASDAQ Capital Market under the symbol “OASM.” On July 26, 2017, the closing price of our ADSs on the NASDAQ Capital Market was US$ 0.9707 per ADS. The Ordinary Shares are listed on Nasdaq Stockholm under the symbol “OASM” and on the Frankfurt Stock Exchange under the symbol “OMAX.” On July 26, 2017, the last reported sale price of the Ordinary Shares on Nasdaq Stockholm and the Frankfurt Stock Exchange was $ 0.36 and $ 0.34, respectively, based on the certified foreign exchange rates published by the Federal Reserve Bank of New York on July 21, 2017.

There is no established trading market for the Warrants and we do not expect an active trading market to develop. We do not intend to list the Warrants on any securities exchange or other trading market. Without an active trading market, the liquidity of the Warrants will be limited.

The ADSs and Warrants are sometimes referred to as the “securities.”

We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012 and as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in the ADSs involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for certain factors you should consider before investing in the ADSs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is    , 2017

i

ABOUT THIS PROSPECTUS

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the ADSs offered hereby, and only under the circumstances and in the jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the case of the U.S. Persons outside the U.S. who come into possession of this prospectus, who must inform themselves of, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the U.S.

Oasmia, the Oasmia logo and other trademarks or service marks of Oasmia Pharmaceutical AB appearing in this prospectus are the property of Oasmia Pharmaceutical AB. This prospectus also includes trademarks, trade names and service marks that are the property of other organizations. Solely for convenience, trademarks and trade names referred to in this prospectus appear without the ® and TM symbols, but those references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and trade names. All references in this prospectus to “$” are to U.S. dollars, all references to “SEK” are to Swedish kronor and all references to “TSEK” are to Swedish kronor in thousands. Solely for the convenience of the reader some, but not all, Swedish krona and Euro amounts have been translated into U.S. dollars at the relevant exchange rate posted by the Federal Reserve Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or any other exchange rate as of that or any other date.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find Additional Information.”

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in the ADSs. You should read this entire prospectus carefully, especially the section in this prospectus entitled “Risk Factors” beginning on page 9 and our financial statements and the related notes thereto appearing at the end of this prospectus, before making an investment decision. As used in this prospectus, references to “Oasmia,” the “company,” “we,” “us” and “our” refer to Oasmia Pharmaceutical AB and its consolidated subsidiaries, except where the context otherwise requires.

Overview

We are a pharmaceutical company focused on innovative treatments within human and animal oncology. Our product and product candidates utilize a proprietary, nanoparticle formulation technology that is designed to facilitate the administration of intravenously-delivered active pharmaceutical ingredients, without the addition of toxic solvents. We believe our formulation may result in improved safety, efficacy and ease of administration over existing drugs. Our initial development and commercialization efforts are focused on creating novel formulations of well-established chemotherapeutic drugs that can be used for the treatment of cancer in both humans and companion animals. We have five human oncology product candidates in pre-clinical and/or clinical development, and two veterinary oncology product candidates. We disclosed top-line Phase III data for our lead human oncology product candidate in the fourth quarter of 2014. In April 2015 we received approval for our first human product Paclical on the first market, Russia.

Below is a graphic representation of our product pipeline:

Paclical Overview

Paclical is our XR17 formulation of paclitaxel for human use. Our XR17 technology increases the solubility of paclitaxel without the use of toxic solvents, which we believe facilitates the ease of administration and allows for higher doses than some of the other existing products on the market (250 mg/m2 compared to 175 mg/m2).

Based on the potential benefits of XR17, we are pursuing a strategy to replace the use of existing paclitaxel-based products in treating multiple types of cancer. Our initial focus is to obtain regulatory approval for the treatment of ovarian cancer and expand use through additional regulatory approvals, starting with breast cancer. We have obtained orphan drug designation for epithelial ovarian cancer in the EU and in the U.S.

Paclical Phase III Clinical Trial

On June 16, 2014, Oasmia announced that the primary endpoint for the Phase III study with Paclical for treatment of epithelial ovarian cancer had been met. The endpoint was to demonstrate that Paclical and Taxol, both in combination with carboplatin, have the same progression-free survival time. This data serves as the basis of an MAA to the EMA, which we submitted in February of 2016. We continued to follow patients from the Phase III clinical trial to measure overall survival and received positive data in April 2016. We expect to be able to utilize the Section 505(b)(2) regulatory pathway for Paclical in the United States and file with the FDA during 2017. In addition to our efforts in the EU and the U.S., where we have received orphan designation for Paclical, we submitted an application for marketing authorization for Paclical in Russia in September 2012 and received approval in April of 2015 and was approved for their reimbursement system in January 2016 We are also conducting and planning additional clinical trials to evaluate Paclical in other cancer types.

 Paclical/Abraxane Head to Head Study

On August 4, 2015, we announced the results of a preliminary study of a head-to-head pharmacokinetic comparison between Paclical and Abraxane, which found that the concentration of both total and unbound paclitaxel in plasma was similar.

Our formulation is currently called Paclical, or Apealea in Europe, for human indications, and is called Paccal Vet (“Paccal Vet”) for veterinary indications. We own the global commercial rights to Paclical, excluding Israel, Turkey, Russia, the Commonwealth of Independent States (“CIS”), Ukraine, Georgia and Turkmenistan. We have licensed the global commercial rights to Paccal Vet for sale in Japan. Paclical received marketing approval in Russia and the CIS in April 2015.

Paccal Vet

Paccal Vet is the first injectable chemotherapeutic agent authorized for marketing for the treatment of squamous cell carcinoma (a cancer occurring in certain cells in the skin and the lining of other organs) and mammary carcinoma (a cancer occurring in the lining of the milk ducts of the mammary glands) in dogs. In 2015, we received conditional approval by the FDA for Paccal Vet for the treatment of mammary carcinoma and squamous cell carcinoma under the Minor Use and Minor Species (“MUMS”) designation in the U.S. MUMS designation is a status similar to orphan designation for human drugs, making the sponsor eligible for incentives to support the approval or conditional approval of the designated drug, including seven years of market exclusivity in the U.S.” We believe Paccal Vet can be on the market for up to five years, through annual renewals, while we collect remaining required effectiveness data for full approval. Paccal Vet-CA1 has been available to a limited number of specialists in veterinary oncology. Oasmia expects a change in therapy through dose change to reduce side effects and thereby increase quality of life for pets by making the product more attractive to veterinarians and pet owners. To achieve this objective, the Company has withdrawn the conditional approval to allow the start of a new study to confirm a new treatment regimen.

Market Opportunity for Paclical

The two leading paclitaxel-based products on the market are Taxol and Abraxane, two widely used cancer drugs. Taxol generated $1.6 billion in sales in 2000 alone, prior to losing its patent protection in 2001. In 2013, Taxol generated $92 million in post-patent sales. Abraxane, which received FDA approval in 2005 for metastatic breast cancer, followed by approvals for lung (in 2012) and pancreatic cancer (in 2013), generated $967 million in worldwide annual sales by Celgene (CELG), outside Japan, in 2015 and generated $973 million in 2016. In order to deliver paclitaxel, Taxol contains the solvent Cremophor EL. The toxicity of Cremophor EL limits the dose of Taxol that can be administered during a reasonable time, potentially limiting the efficacy of the drug. In addition, patients receiving Taxol require pre-medication with steroids and antihistamines to prevent the toxic side effects associated with the combination of paclitaxel and Cremophor EL. Abraxane was developed as a Cremophor-free product containing paclitaxel suspended in human albumin. Because Abraxane contains no Cremophor solvent, Abraxane’s recommended dosing enables the delivery of 50% more paclitaxel while maintaining a similar safety profile, and requires no routine pre-medication to prevent hypersensitivity reactions or the immediate allergic effects that often prevent or limit treatment. Like Abraxane, Paclical is free of Cremophor EL, but unlike Abraxane, Paclical does not contain human albumin.

In the financial year ended April 30, 2016, net sales amounted to TSEK 6,373 and essentially consisted of revenues from Paclical related to the Russia market. Of the total Paclical revenues of TSEK 6,019, TSEK 1,172 consisted of sales of goods and TSEK 4,847 of royalty revenues.

Our Commercial Operations

We are a newly-commercial stage company with one veterinary product conditionally approved, and one product for human use approved for marketing and sale, and given our recent change from development stage to commercial stage, we have not generated any significant revenue other than milestone payments from our commercial partners. We have entered into various licensing and distribution agreements with established pharmaceutical companies to sell Paclical, Paccal Vet, and our other product candidates. We have entered into an agreement with Pharmasyntez for the commercialization of Paclical in Russia and the CIS, as well as Ukraine, Georgia and Turkmenistan. In October 2015, we received our first commercial orders from Pharmasyntez and in December 2015, we started to deliver products for the Russian market. We entered into a supply and exclusive marketing, sales and distribution agreement with the Indian generic pharmaceutical company Hetero Labs LTD in June 2017 (the “Hetero Agreement”) which is substantially similar to the Pharmasyntez Agreement which was replaced with the Hetero Agreement. We have a separate agreement with Medison Pharma for the commercialization of Paclical in Israel and Turkey. Furthermore, we have entered into an agreement with Nippon Zenyaku Kogyo for the commercialization of Paccal Vet in Japan.

Certain figures in this Summary have been translated into USD as a service to readers of this prospectus in the US. The US Dollar is not the functional currency of Oasmia, which is SEK. The conversion of currency has been made by use of a convenience rate for all figures, including those from previous periods. This rate is the closing rate as per July 21, 2017 which was 8.2491 SEK per one USD.

From our inception through April 30, 2016, such agreements have yielded net cash of SEK 87.83 million, or $10.65 million, in upfront fees and milestone payments and SEK 8.0 million, or $0.97 million, in royalties and sales revenue. In addition to these partnerships, we will eventually directly commercialize Paclical ourselves using a targeted sales strategy or find a collaboration partner depending on our possibility to negotiate satisfactory terms for Oasmia. Currently we retain the rights to commercialize Paclical outside of Russia, CIS, Turkey and Israel. On August 4, 2015, we announced the results of a preliminary study of a head-to-head pharmacokinetic comparison between Paclical and Abraxane, which found that the concentration of both total an unbound paclitaxel in plasma was similar.

We have incurred significant net losses since our inception on April 15, 1988. We incurred net losses of SEK 161.24 million, or $19.55 million, and of SEK 141.54 million, or $17.16 million, for the fiscal years ended April 30, 2017 and April 30, 2016, respectively. These losses have resulted principally from costs incurred in connection with research and development activities and general and administrative costs associated with our operations. As of April 30, 2017, we had a deficit accumulated during development stage of SEK 786.85 million, or $95.39 million, and cash, cash equivalents and short-term investments of SEK 28.00 million, or $3.39 million. We expect to continue to incur operating losses in the near future as we continue our clinical and preclinical development programs, apply for marketing approval for our product candidates and, subject to obtaining regulatory approval of our product candidates, establish sales and marketing partnerships in preparation for the potential commercialization of our product candidates.

Risk Factors

Our business is subject to numerous risks that could prevent us from successfully implementing our business strategy. These and other risks are discussed more fully in “Risk Factors” immediately following this prospectus summary and include the following:

•	We are substantially dependent on the success of our product and product candidates, of which none may receive full regulatory approval or be successfully commercialized.

•	Our product and product candidates may not achieve market acceptance, which would curtail or vitiate our ability to generate revenue from new products.

•	Problems in our manufacturing process, failure to comply with manufacturing regulations or unexpected increases in our manufacturing costs could harm our business, results of operations and financial condition.

•	We expect to face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.

•	We may not be successful in our efforts to expand our pipeline of product candidates.

•	The veterinary market we are seeking to enter with Paccal Vet and our other animal health products is untested.

•	Our concentration of ownership could be disadvantageous to shareholders.

•	There are relationships among our directors and our largest shareholders that could pose a conflict of interest.

•	We have incurred significant losses since our inception. We expect to incur losses over the next several years and may never achieve or maintain profitability.

•	There is a high rate of failure for drug candidates proceeding through clinical trials.

•	Clinical trials for our product candidates are expensive, time consuming, uncertain and susceptible to change, delay or termination.

•	The regulatory approval process is uncertain, requires us to utilize significant resources, and may prevent us or our commercial partners from obtaining approvals for the commercialization of some or all of our drug candidates.

•	If our efforts to protect the proprietary nature of the intellectual property related to our product or any of our current or future product candidates are not adequate, we may not be able to compete effectively in our market.

Corporate Information

Our registered and principal executive offices are located at Vallongatan 1, 752 28 Uppsala, Sweden, our general telephone number is (46) 18 50 54 40 and our website is http://www.oasmia.com. Our website and information contained on or accessible through our website are not part of this prospectus. Our agent for service of process in the U.S. is CT Corporation System. Our Ordinary Shares have been listed on NASDAQ Stockholm since June 24, 2010, on the Frankfurt Stock Exchange since January 24, 2011 and on NASDAQ Capital Markets, New York since October 23, 2015.

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue for our fiscal year ending April 30, 2016, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable to public companies in the U.S. These reduced requirements include not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards.

We may take advantage of these reduced reporting obligations until the last day of our fiscal year following the fifth anniversary of the date of the first sale of the Ordinary Shares pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and as a result of, such reduced reporting obligations will cease 2021. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenue exceeds $1.0 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company.

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in future filings with the Securities and Exchange Commission (the “SEC”). As a result, the information that we provide to our shareholders and holders of the Ordinary Shares may be different than the information you might receive from other public reporting companies in which you hold equity interests.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

THE OFFERING

ADSs being offered pursuant to exercise of Warrants:	1,280,750 ADSs issuable upon exercise of Warrants (1)

ADSs to be outstanding after this offering if all of the Warrants are exercised	3,842,250 ADSs, representing an aggregate of 11,526,750 ordinary shares (2)

Ordinary shares to be outstanding after this offering if all of the Warrants are exercised	188,064,182 (3)

Use of proceeds	We will receive the exercise price of any ADSs we issue to the holders of Warrants upon their exercise, to the extent any of the Warrants are exercised for cash, if at all.

(1)	As of August 2, 2017
(2)	Includes 2,561,500 ADSs that are currently issued and outstanding and 1,280,750 ADS that are issuable upon exercise of Warrants.
(3)	Excludes 3,250,000 ordinary shares underlying outstanding convertible or exercisable securities and 140,352 such shares underlying the underwriters’ warrants but includes the preferential rights issue of 50,439,266 new ordinary shares which was performed in July 2017, but at the date of filing this report not yet registered at the Swedish Companies Registration office.

RISK FACTORS

Investing in the ADSs, including the ADSs underlying the Warrants to purchase ADSs, involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus, including our consolidated financial statements, before making an investment decision regarding our securities. The risks and uncertainties described below are those significant risk factors, currently known and specific to us, which we believe are relevant to an investment in our securities. The risk factors are not placed in order of priority and should not be construed as comprehensive. Additional risks and uncertainties not currently known to us or those we now deem immaterial may also harm us and adversely affect your investment in the ADSs. If any of these risks materialize, our business, results of operations, financial condition and future prospects could suffer and the price of the ADSs could decline and you could lose part or all of your investment. In addition to the information disclosed in this prospectus, investors should make their own assessment of each risk factor and its potential impact on our future development as well as an assessment of the impact of general conditions, including market conditions and world events.

Risks Related to Our Product and Product Candidates

We are substantially dependent on the success of our product and product candidates, none of which may receive full regulatory approval or be successfully commercialized.

Up until today, we have invested nearly all of our resources in the research and development of our product candidates, which consist of Paccal Vet for cancer in dogs, Paclical for ovarian cancer and other cancers in humans, Docecal for breast cancer in humans, Doxophos Vet for lymphoma in dogs, Doxophos for breast cancer and other cancers in humans, and OAS-19 for various cancers in humans.

One of product candidates, Paclical, has been approved for full commercial distribution in Russia. Another one of our product candidates, Paccal Vet was previously conditionally approved by FDA. However this conditional approval was withdrawn January 2017. Our near-term prospects, including our ability to finance our company and to enter into strategic collaborations and generate revenue, are directly dependent upon the successful development and commercialization of our product and product candidates, particularly Paccal Vet and Paclical.

The development and commercial success of our product and product candidates will depend on a number of factors, including, without limitation, the following:

•	timely initiation and successful completion of preclinical studies and clinical trials for our product candidates;

•	demonstration to the satisfaction of the United States Food and Drug Administration (“FDA”), the European Medicines Agency (“EMA”) and other applicable regulatory authorities of the safety and efficacy of our product and product candidates, as well as to obtain regulatory and marketing approval for our product and product candidates in the U.S., Europe and elsewhere;

•	continued compliance with all clinical and regulatory requirements applicable to our product and product candidates;

•	maintenance of an acceptable safety profile of our products following regulatory approval;

•	competition with other treatments;

•	creation, maintenance and protection of our intellectual property portfolio, including patents and trade secrets, and regulatory exclusivity for our product and product candidates;

•	effectiveness of our and our partners’ marketing, sales and distribution strategy and operations;

•	ability of our third-party manufacturers to manufacture supplies of our product and product candidates and to develop, validate and maintain commercially viable manufacturing processes;

•	ability to launch commercial sales of our product and product candidates following regulatory approval, whether alone or in collaboration with others;

•	acceptance of our animal health product and product candidates by veterinarians, pet owners and the animal health community; and

•	acceptance of our human health product candidates from physicians, health care payers, patients and the medical community.

Since many of these factors are beyond our control, we cannot assure you that we will ever be able to generate sufficient revenue or any revenue from the sale of our product and product candidates. Our failure in any of the above-mentioned factors or in successfully commercializing one or more of our product and product candidates, or any significant delay in doing so, could have a material adverse effect on our business, results of operations and financial condition, and the value of your investment could substantially decline.

Our product and product candidates may not achieve market acceptance, which could limit our ability to generate revenue from new products.

Even if we develop our product and product candidates and gain regulatory approvals for our products, unless veterinarians, physicians, and patients accept our products, we may not be able to sell our products and generate significant revenue. We cannot assure you that our current product and product candidates or any other planned products will achieve market acceptance and revenue if and when they obtain the requisite regulatory approvals. Market acceptance of any product depends on a number of factors, including but not limited to:

•	the indication and warnings approved by regulatory authorities in the product label;

•	continued demonstration of efficacy and safety in commercial use;

•	physicians’ or veterinarians’ willingness to prescribe the product;

•	reimbursement from third-party payors such as government health care systems and insurance companies;

•	the price of the product, including pet owners’ willingness to pay for treatment;

•	the nature of any post-approval risk management plans mandated by regulatory authorities;

•	competition; and

•	the effectiveness of marketing and distribution support.

Any failure by our product and product candidates to achieve market acceptance or commercial success could have a material adverse effect on our business, results of operations and financial condition.

Problems in our manufacturing process, failure to comply with manufacturing regulations or unexpected increases in our manufacturing costs could harm our business, results of operations and financial condition.

We are responsible for the manufacture and supply of Paccal Vet, Paclical, and our other product candidates for our commercial partners and for use in clinical trials. The manufacturing of our product and product candidates necessitates compliance with US FDA, EU EMA and international current Good Manufacturing Practice (“cGMP”) and other international regulatory requirements. Although we contract with third parties such as Baxter Oncology GmbH for a certain amount of the manufacturing of Paccal Vet, Paclical and our other product candidates, the market authorization for Paccal Vet and Paclical remains with us. As such, even if we could potentially have a claim against one or more third parties, we are legally liable for any noncompliance related to Paccal Vet and Paclical and we expect to retain legal responsibility for future product candidates as well.

If we are unable to manufacture, or contract to manufacture, our product and product candidates in accordance with regulatory specifications, or if there are disruptions in the manufacturing process due to damage, loss or failure to pass regulatory inspections of manufacturing facilities, we may not be able to meet the demand for our products or supply sufficient product for use in clinical trials, and this may harm our ability to commercialize Paccal Vet, Paclical and our other product candidates on a timely or cost-competitive basis, or preclude us from doing so at all. In addition, we are in the process of expanding and changing parts of our manufacturing facilities in order to meet future demand and FDA requirements, a program which requires significant time and resources. We also expect to expand and upgrade other parts of our manufacturing facilities in the future. These activities may lead to delays, interruptions in supply, or may prove to be more costly than we currently anticipate. Any problems in our manufacturing process could have a material adverse effect on our business, results of operations and financial condition.

In addition, under our license agreements, we expect to generate revenue from the supply of commercial products to our partners at a fixed percentage of our cost of goods sold, and thus any increases in our manufacturing costs could materially and adversely affect our margins and our financial condition.

Before we can begin commercial manufacture of Paccal Vet, Paclical or our other product candidates for sale in the U.S., we must obtain FDA regulatory approval for the product, which requires a successful FDA inspection of our manufacturing facilities, processes and quality systems in addition to other product-related approvals. Although we successfully passed an FDA Pre-Approval Inspection and a FDA routine GMP inspection of our manufacturing facility in Uppsala, Sweden, our pharmaceutical facilities are continuously subject to inspection by the FDA and foreign (EMA) regulatory authorities, even after product approval. Due to the complexity of the processes used to manufacture our product and product candidates, we may be unable to pass federal, state or international regulatory inspections in a cost effective manner, whether initially on at any time thereafter. If we are unable to comply with manufacturing regulations, we may be subject to fines, unanticipated compliance expenses, recall or seizure of any approved products, or legal actions such as injunctions or criminal or civil prosecution. These possible sanctions could materially and adversely affect our business, results of operations and financial condition. See also “— Risks Related to Development and Regulatory Approval of Our Product and Product Candidates — The regulatory approval process is uncertain, requires us to utilize significant resources, and may prevent us or our commercial partners from obtaining approvals for the commercialization of some or all of our drug candidates.”

We expect to face substantial competition, which may result in others discovering, developing or commercializing products before, or more successfully than, we do.

The development and commercialization of new drug products is highly competitive. We face competition with respect to our current product and product candidates, and will face competition with respect to any product candidates that we may seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. In addition to existing therapeutic treatments for the indications we are targeting with our product and product candidates, we also face potential competition from other drug candidates in development by other companies. Our potential competitors include large health care companies, such as Celgene, Merck & Co., Inc., Sanofi S.A., Eli Lilly and Company, Roche, Bayer AG, Novartis AG and Boehringer Ingelheim GmbH. Several of these companies also has a presence in animal health. We also know of several smaller early stage companies that are developing products for use in the animal or human health products market. We expect that Paccal Vet and Doxophos Vet will face competition from Palladia, made by Zoetis, Inc., Masivet, made by AB Science S.A., Tanovea™-CA1 made by VetDC and Blontress® made by Aratana Therapeutics, Inc. We may also face competition from generic medicines and products approved for use in humans that are used off-label for pets. Some of the potential competitive compounds referred to above are being developed by large, well-financed and experienced pharmaceutical and biotechnology companies or have been partnered with such companies, which may give them development, regulatory and marketing advantages over our products.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. In addition, our ability to compete may be affected in many cases by insurers or other third-party payers seeking to encourage the use of generic products. Generic products are currently on the market for the indications that we are pursuing. If our product candidates achieve marketing approval, we expect that they will be priced at a significant premium over competing generic products.

Some of the companies against which we are competing or against which we may compete in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller and other early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

If we are unable to compete successfully, we may be unable to grow and sustain our revenue, which could materially and adversely affect our business, results of operations and financial condition.

Generic products may be more cost-effective than our products.

In addition to the competition that we may face from products produced by other companies in general, we may also face competition from generic alternatives to our products. For example, Paclical is expected to compete with the generic form of Taxol. Generic alternatives are generally less expensive, and competitors who market generic drugs are becoming more aggressive in terms of pricing. Consequently, generic products constitute an increasing percentage of both overall human and animal health sales in certain regions. If human and animal health care customers increase their use of new or existing generic products, or if we are unable to compete with existing generic products, our business, results of operations and financial condition could be materially and adversely affected.

Serious adverse events or other safety risks could require us to abandon development and preclude, delay or limit approval of our product and product candidates, or limit the scope of any approved label or market acceptance.

If any of Paccal Vet, Paclical, or any of our other product candidates, prior to or after any approval for commercial sale, causes serious or unexpected side effects, or become associated with other safety risks such as misuse, abuse or diversion, a number of potentially significant negative consequences could result, including, without limitation:

•	regulatory authorities may interrupt, delay or halt clinical trials;

•	regulatory authorities may deny regulatory approval of our product candidates;

•	regulatory authorities may require certain labeling statements, such as warnings or contraindications or limitations on the indications for use, or impose restrictions on distribution in the form of a Risk Evaluation and Mitigation Strategy (“REMS”), in connection with approval, if any;

•	regulatory authorities may withdraw their approval, require more onerous labeling statements or impose a more restrictive REMS of any product that is approved;

•	we may be required to change the way the product is administered or conduct additional clinical trials;

•	our relationships with our commercial partners may suffer;

•	we could be sued and held liable for harm caused to patients; and

•	our reputation may suffer.

We may voluntarily suspend or terminate our clinical trials if at any time we believe that they present an unacceptable risk to participants or if preliminary data demonstrate that our product and product candidates are unlikely to receive regulatory approval or are unlikely to be successfully commercialized. In addition, regulatory agencies, an Institutional Review Board (“IRB”), or data safety monitoring boards may at any time recommend the temporary or permanent discontinuation of our clinical trials or request that we cease using investigators in the clinical trials if they believe that the clinical trials are not being conducted in accordance with applicable regulatory requirements, or that they present an unacceptable safety risk to participants. Although we have never been asked by a regulatory agency, IRB or data safety monitoring board to temporarily or permanently discontinue a clinical trial, if we elect or are forced to suspend or terminate a clinical trial of Paccal Vet, Paclical or any of our other product candidates, the commercial prospects for that product may be harmed and our ability to generate product revenue from that product may be delayed or eliminated. Furthermore, any of these events could prevent us or our partners from achieving or maintaining market acceptance of the affected product and could substantially increase the costs of commercializing our product and product candidates and materially impair our ability to generate revenue from the commercialization of these products either by us or by our commercial partners and could have a material adverse effect on our reputation, business, results of operations and financial condition.

If we fail to obtain and sustain an adequate level of reimbursement for our products by third-party payers, sales and profitability will be adversely affected.

The course of medical treatment for human patients is, and will continue to be, expensive. We expect that most patients and their families will not be capable of paying for our products themselves. Accordingly, it is unlikely that there will be a commercially viable market for Paclical or our other human health care product candidates without reimbursement from third-party payors. Additionally, even if there is a commercially viable market, if the level of third-party reimbursement is insufficient from the patient’s perspective, our revenue and gross margins will be materially and adversely affected.

A current trend in the U.S. health care industry, as well as in other countries around the world, is toward cost containment. Large public and private payers, managed care organizations, group purchasing organizations and similar organizations are exerting increasing influence on decisions regarding the use of, and reimbursement levels for, particular treatments. Third-party payers, such as government programs, including Medicare in the U.S. and private health care insurers, carefully review and have increasingly been challenging the coverage of, and prices charged for, medical products and services. Many third-party payers limit coverage of or reimbursement for newly-approved health care products. Reimbursement rates from private health insurance companies vary depending on the company, the insurance plan and other factors. Cost-control initiatives could decrease the price we or our partners establish for products, which could result in lower product revenue and profitability.

Reimbursement systems in international markets vary significantly by country and by region, and reimbursement approvals must be obtained on a country-by-country basis. Our partners may elect to reduce the price of our products in order to increase the likelihood of obtaining reimbursement approvals. In many countries, products cannot be commercially launched until reimbursement is approved and the negotiation process in some countries can exceed 12 months. In addition, pricing and reimbursement decisions in certain countries can be affected by decisions taken in other countries, which can lead to mandatory price reductions and/or additional reimbursement restrictions across a number of other countries, which may thereby adversely affect our sales and profitability. If countries set prices that are not sufficient to allow us or our partners to generate a profit, our partners may refuse to launch the product in such countries or withdraw the product from the market, which would adversely affect our sales and profitability and could materially and adversely affect our business, results of operations and financial condition.

We may not be successful in our efforts to expand our pipeline of product candidates.

One element of our strategy is to expand our pipeline of pharmaceuticals based on our XR17 technology and advance these product candidates through clinical development for the treatment of a variety of indications. Although our research and development efforts to date have resulted in a number of development programs based on XR17 technology, we may not ultimately be able to develop product candidates that are safe and effective. Even if we are successful in continuing to expand our pipeline, the potential product candidates that we identify may not be suitable for clinical development, including as a result of being shown to have harmful side effects or other characteristics that indicate that they are unlikely to receive marketing approval and achieve market acceptance. In addition, if we attempt to apply XR17 technology to develop product candidates for indications outside of cancer, we will need to conduct genotoxicity, carcinogenicity and immunotoxicity trials, in which the results may be uncertain. If we do not successfully develop and commercialize product candidates based upon our technological approach, we will not be able to obtain product revenue in future periods, which would make it unlikely that we would ever achieve profitability.

The veterinary market we are seeking to enter with Paccal Vet and our other animal health products is untested.

The market for cancer drugs for dogs is nascent and changing. Consequently, it is difficult to assess to what extent cancer drugs might be accepted by veterinarians, which complicates both the estimate of the market size as well as our share thereof, if any. If a market does not develop, or our share thereof is not meaningful, it could have a material adverse effect on our business, results of operations and financial condition.

For our animal health products, changes in distribution channels could negatively impact our market share and distribution of our animal health products.

Since our animal health product and product candidates are designed to be given intravenously by veterinarians, pet owners will not be able to obtain our products over-the-counter or via the internet. Increasingly, pet owners purchase animal health products from sources other than veterinarians, such as internet-based retailers, “big-box” retail stores or other over-the-counter distribution channels. This trend has been demonstrated by the significant shift away from the veterinarian distribution channel in the sale of parasiticides and vaccines in recent years. Pet owners also could decrease their reliance on, and visits to, veterinarians as they rely more on internet-based animal health information. Since we market our animal health products through the veterinarian distribution channel, any decrease in visits to veterinarians by pet owners could reduce our market share for such products and materially and adversely affect our operating results and financial condition.

Business interruptions could delay us in the process of developing our product and product candidates and could disrupt our product sales.

Loss of our manufacturing facilities, stored inventory or laboratory facilities through accidents, fire or other causes could have an adverse effect on our ability to meet demand for our products, to continue product development activities and to conduct our business. Failure to supply our partners with commercial products may lead to adverse consequences, including the right of certain partners to take over responsibility for product supply. We have insurance coverage to compensate us for such business interruptions, but should such coverage prove insufficient to fully compensate us for damage to our business resulting from any significant property or casualty loss to our inventory or facilities, it could have a material adverse effect on our business, results of operations and financial condition.

Product recalls or inventory losses caused by unforeseen events, cold chain interruption and testing difficulties may adversely affect our operating results and financial condition.

Paccal Vet, Paclical and our other product candidates are manufactured and distributed using technically complex processes requiring specialized facilities, highly specific raw materials and other production constraints. The complexity of these processes, as well as the strict company and government standards for the manufacture of our products, subjects us to production risks. While product batches released for use in clinical trials or for commercialization undergo sample testing, some defects may only be identified following product release. In addition, process deviations or unanticipated effects of approved process changes may result in these intermediate products not complying with stability requirements or specifications. Most of our products must be stored and transported at temperatures within a certain range, which is known as “strict cold chain” storage and transportation. If these environmental conditions deviate, our products’ remaining shelf lives could be impaired or their efficacy and safety could become adversely affected, making them no longer suitable for use. The occurrence or suspected occurrence of production and distribution difficulties can lead to lost inventories, and in some cases product recalls, with consequential reputational damage and the risk of product liability. The investigation and remediation of any identified problems can cause production delays, substantial expense, lost sales and delays of new product launches, any of which could have a material adverse effect on our business, results of operations and financial condition.

Related to Our Financial Position and Capital Needs

Our independent registered public accounting firm included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited consolidated financial statements included in this Prospectus.

Our audited consolidated financial statements were prepared assuming that we will continue as a going concern. However, the report of our independent registered public accounting firm included elsewhere in the Annual Report filed for the fiscal year ended April 30, 2016 contains an explanatory paragraph on our consolidated financial statements stating there is substantial doubt about our ability to continue as a going concern, meaning that we may not be able to continue in operation for the foreseeable future or be able to realize assets and discharge liabilities in the ordinary course of operations. Such an opinion could materially limit our ability to raise additional funds through the issuance of new debt or equity securities or otherwise. There is no assurance that sufficient financing will be available when needed to allow us to continue as a going concern. The perception that we may not be able to continue as a going concern may also make it more difficult to raise additional funds or operate our business due to concerns about our ability to meet our contractual obligations.

Oasmia has one product approved, but this does not yet create a sufficient cash flow from its business. For this reason, Oasmia continuously works with various financing alternatives. This work includes the fact that the Company is in discussions with potential partners for licensing of distribution and sales rights, negotiations with new and existing investors, financiers and lenders and that the company ensures enough resources to secure that forecasted future revenue streams from regions where the company's products registered, are realized.

Available consolidated liquid assets and unutilized credit facilities as of April 30, 2016 are not sufficient to provide the required capital to pursue the planned activities during the next 12 months. In light of available financing alternatives and the recent developments in the Company, the Board of Directors assesses that the prospects for financing of the Company´s operations in the coming year are good. Should funding not be obtained in sufficient quantities there is a risk that the conditions for continued operation do not exist.

Our independent registered public accounting firm has advised us that it has identified a material weakness in our internal control over financial reporting relating to inadequate financial statement preparation and review procedures.

In connection with the audit of our financial statements as of and for the fiscal year ended April 30, 2015 and 2014 our independent registered public accounting firm reported to our audit committee that it had identified a material weakness in our internal control over financial reporting related to inadequate financial statement preparation and review procedures. During the year ended April 30, 2016, we have performed the remedial activities described below to address the material weakness identified by our independent registered public accounting firm. However there has not yet been a sufficient time period to allow management to assess whether these actions have been implemented successfully, and determine that the newly-designed controls will operate as designed, both routinely and effectively. Accordingly, we cannot yet conclude that the material weakness previously identified has been fully remediated. Under standards established by the Public Company Accounting Oversight Board (United States), a material weakness is a deficiency or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis. Specifically, our independent registered public accounting firm determined that we did not have adequate procedures and controls to ensure that accurate financial statements could be prepared and reviewed on a timely basis, including:

•	sufficient resources and processes in place, including controls in the finance and accounting department, to adequately perform a timely financial statement close process resulting in errors in period-end accruals related to capitalized research and development expenses.

•	adequate internal review processes in place over critical accounting areas including timely operation whereby management identifies and resolves significant or complex accounting matters.

As a result of this material weakness, during the financial year ending April 30, 2016 we implemented the following changes:

•	continued to improve necessary procedures to capture all expenses for capitalized research and development expenses;

•	further enhanced the internal review processes of critical and significant accounting areas by involving the management group deeper in such judgments and estimates;

•	strengthened the finance department by recruitments and organizational change and by hiring additional personnel;

•	improved know how of IFRS standards, as issued by the IASB, through additional education in IFRS standards and also specific SEC reporting in the U.S.;

•	Continued to implement and improve formalized written policies and procedures for the timely accrual of capitalized research and development expenses;

•	enhanced oversight procedures in an effort to ensure that the accrual process has been performed prior to finalization of the financial statements at each reporting period; and

•	formalized accounting evaluation of non-routine judgments and estimations.

We concurred with the findings in the previous fiscal year from our independent registered public accounting firm. We have been working to remediate the material weakness. The actions that we took were subject to ongoing senior management review and audit committee oversight; however, as there has not yet been a sufficient time period to allow management to assess whether these actions have been implemented successfully, and determine that the newly-designed controls will operate as designed, both routinely and effectively, we cannot yet conclude that the material weakness previously identified has been fully remediated. We will continue to strengthen our procedures; however, our initiatives may not prove to be sufficient to avoid any material weakness in the future.

We will be required to disclose changes made in our internal control over financial reporting and procedures on a semi-annual basis and our management will be required to assess the effectiveness of these controls annually. However, for as long as we are an “emerging growth company” under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. We could be an “emerging growth company” for up to five years. An independent assessment of the effectiveness of our internal control over financial reporting could detect problems that our management’s assessment might not. Additional undetected material weaknesses in our internal control over financial reporting could lead to financial statement restatements and require us to incur additional expenses of remediation, and adversely affect our reputation, financial condition and operating results.

We face litigation risks as a result of the material weakness in our internal control over financial reporting identified by our independent registered public accounting firm.

In connection with the audit of our financial statements as of and for the fiscal years ended April 30, 2015 and April 30, 2014 our independent registered public accounting firm reported to our audit committee that it had identified a material weakness in internal control over financial reporting related to inadequate financial statement preparation and review procedures. See “— Our independent registered public accounting firm has advised us that it has identified a material weakness in our internal control over financial reporting relating to inadequate financial statement reparation and review procedures.”

As a result of such material weakness and our disclosure thereof, we face the potential for litigation by current or former shareholders based on their purported inability to accurately evaluate our financial performance from reviewing our audited financial statements, based on an alleged material statement or omission contained in our audited financial statements or based on other claims arising from our inadequate financial statement preparation and review procedures. As of the date of this Prospectus, we have no knowledge of any such shareholder litigation. However, we can provide no assurance that such shareholder litigation will not arise in the future. Any such shareholder litigation, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition.

Our concentration of ownership could be disadvantageous to shareholders.

Alceco International S.A. (“Alceco”), as of April 30, 2017, owned approximately 20.4 % percent of our shares. Granitplattan AB, as of April 30, 2017, owned approximately 12.7 percent of our shares. In July 2017 a preferential rights issue was performed but the allocation of the new issued shares are at the time of the filing of this report not yet finalized. However, Alceco and Granitplattan AB can exercise significant influence over all matters requiring shareholder approval, and may be able to prevent a change in control or take other measures that may benefit Alceco or Granitplattan AB but could be disadvantageous to other shareholders. Moreover, the sale of a substantial number of our shares by Alceco and/or Granitplattan AB within a short period of time could cause our share price to decrease, make it more difficult for us to raise funds through future offerings of Ordinary Shares or acquire other businesses using Ordinary Shares as consideration. Additionally, Alceco and Granitplattan AB may have conflicting interests with us. See “— There are relationships among our directors and our largest shareholders that could pose a conflict of interest.”

There are relationships among our directors and our largest shareholders that could pose a conflict of interest.

There are relationships among some of the members of our board of directors with each other and with our largest shareholders that could pose a conflict of interest. Two of our directors, our Executive Chairman Julian Aleksov and Bo Cederstrand are co-owners of Alceco, a holding company based in Luxembourg that conducts no business and exists only for financial management. Alceco owned 21,648,765 of the Ordinary Shares as of April 30, 2017 and is our largest shareholder. In addition to being partners in Alceco, Messrs. Aleksov and Cederstrand also have a familial relationship. Mr. Aleksov is the partner of Mr. Cederstrand’s daughter and the father of his two grandchildren. Alceco has also extended a credit facility of SEK 40 million to us, which as of the date of this Prospectus has not been drawn upon.

Another director, Alexander Kotsinas, is an independent consultant for Nexttobe AB, which is the Company’s largest creditor by virtue of a loan in the amount of SEK 102.4 million, which carries an annual interest rate of 3.5 percent and falls due for payment on September 30, 2017.

These directors may have actual or apparent conflicts of interest with respect to matters involving or affecting us and Alceco and/or Nexttobe. Examples of possible conflicts include:

•	the board of directors could have to decide whether to use funds for operating expenses or the repayment of a loan to Nexttobe;

•	issues or disputes could arise under the commercial agreements that exist between us and Alceco and Nexttobe;

•	under the terms of Alceco’s loan agreements, one or more Alceco creditors could become shareholders and could exercise their voting rights in a manner that could conflict with your interests;

•	Nexttobe, a venture capital company, could own or come to own interests in companies that compete with us; and

•	given the close relationship between Messrs. Cederstrand and Aleksov, Mr. Cederstrand could be conflicted as to any board decision on the compensation and employment status of Mr. Aleksov.

See also “Related Party Transactions.”

Apart from the conflicts of interest policy contained in our Code of Ethics and Business Conduct, we and Alceco, Nexttobe AB and Granitplattan AB have not established any formal procedures for us, Alceco, Nexttobe AB and Granitplattan AB to resolve potential or actual conflicts of interest between us. There can be no assurance that any of the foregoing conflicts will be resolved in a manner that does not adversely affect our business, financial condition or results of operations.

U.S. investors may have difficulty enforcing civil liabilities against us, our directors or members of senior management and the experts named in this Prospectus.

All of our directors and officers named in this Prospectus are non-residents of the U.S., and all or a substantial portion of the assets of such persons are located outside the U.S. As a result, it may not be possible to serve process on such persons or our company in the U.S. or to enforce judgments obtained in U.S. courts against them or us based on civil liability provisions of the securities laws of the U.S. There is doubt as to whether Swedish courts would enforce certain civil liabilities under U.S. securities laws in original actions or judgments of U.S. courts based upon these civil liability provisions. In addition, awards of punitive damages in actions brought in the U.S. or elsewhere may be unenforceable in Sweden. An award for monetary damages under the U.S. securities laws would be considered punitive if it does not seek to compensate the claimant for loss or damage suffered and is intended to punish the defendant. The enforceability of any judgment in Sweden will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The U.S. and Sweden do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters.

We have incurred significant losses since our inception. We expect to incur losses over the next several years and may never achieve or maintain profitability.

Since our inception on April 15, 1988, we have incurred significant operating losses. We incurred net losses of SEK 160.24 million, SEK 141.54 million and SEK 117.50 million for the fiscal years ended April 30, 2017, April 30, 2016 and April 30, 2015. To date, we have financed our operations primarily through private placements of shares in our company, through loans (including convertible debt instruments) and through one-time milestone payments from our commercial partners. We have devoted substantially all of our financial resources and efforts to research and development, including preclinical studies and clinical trials. We expect to continue to incur significant expenses and operating losses over the next few years. Our net losses may fluctuate significantly from quarter to quarter and year to year. We anticipate that our expenses will increase substantially as we:

•	initiate and conduct a Phase I/II program for Docecal for the treatment of breast cancer;

•	conduct additional efficacy studies in dogs to collect all the necessary efficacy data for full FDA approval of Paccal Vet;

•	continue research and development for and commence pre-clinical and clinical trials of Docecal, Doxophos, Doxophos Vet and OAS-19;

•	seek to discover and develop additional product candidates;

•	seek regulatory approvals for any product candidates that successfully complete clinical trials;

•	ultimately establish a sales, marketing and distribution infrastructure and scale up external manufacturing capabilities to commercialize any products that we choose not to license to a third party and for which we may obtain regulatory approval;

•	maintain, expand and protect our intellectual property portfolio;

•	hire additional clinical and scientific personnel; and

•	add operational, financial and management information systems and personnel, including personnel to support our product development and planned future commercialization efforts.

To become and remain profitable, we must succeed in developing and eventually commercializing products that generate significant revenue. This will require us to be successful in a range of challenging activities, including completing preclinical testing and clinical trials of our product candidates, discovering additional product candidates, potentially entering into collaboration and license agreements, obtaining regulatory approval for product candidates and manufacturing, marketing and selling any products for which we may obtain regulatory approval. We are only in the preliminary stages of most of these activities. We may never succeed in these activities and, even if we do, may never achieve profitability.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability. If we are required by the FDA or by other regulatory authorities outside of the U.S. to perform studies in addition to those currently expected, or if there are any delays in completing our clinical trials or the development of any of our product candidates, our expenses could increase.

Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress the value of our company and could impair our ability to raise capital, expand our business, maintain our research and development efforts, diversify our product offerings or even continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.

We may need substantial additional funding, which may not be available to us on acceptable terms, or at all. If we are unable to raise capital when needed, we could be forced to delay, reduce or eliminate our product development programs or our commercialization efforts.

Our operations have consumed substantial cash since inception. Excluding receipts from milestone fees, our cash flow used for operating activities for the fiscal years ended April 30, 2017, April 30, 2016 and April 30, 2015 was SEK 133.01 million, SEK 128.13 million and SEK 107.67 million, with development costs, which are capitalized, for those years totaling SEK 7.02 million, SEK 16.73 million and SEK 16.80 million. We expect our operating and management and administrative expenses and cash used for operations to continue to be significant and to increase substantially in connection with our planned research, development and continued product commercialization efforts and as we transitioned to a U.S. public company. We may need to raise additional capital to fund our operations and continue to conduct clinical trials to support potential regulatory approval of marketing applications. If we are unable to raise capital when needed or on attractive terms, we could be forced to:

•	delay, reduce or eliminate our research and development programs or any future commercialization efforts;

•	relinquish or license on unfavorable terms our rights to technologies, our product, or product candidates that we otherwise would seek to develop or commercialize ourselves;

•	seek collaborators for our product or one or more of our product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available; or

•	cease operations altogether.

We do not expect our existing capital resources to enable us to conduct Phase II development of Paclical for the treatment of metastatic breast cancer, conduct additional efficacy studies in dogs for full FDA approval of Paccal Vet or continue research and development for and commence clinical trials of Docecal, Doxophos Vet, Doxophos and OAS-19. Accordingly, we expect that we will need to raise substantial additional funds in the future. Our future capital requirements will depend on many factors, including:

•	the revenue, if any, related to commercial sales of our product and product candidates for which we receive marketing approval;

•	the Phase II clinical program for Paclical for the treatment metastatic breast cancer;

•	the scope, progress, results and costs of preclinical development, laboratory testing and clinical trials for our other product candidates, including those of Docecal, Doxophos Vet, Doxophos and OAS-19;

•	our ability to enter into collaborative agreements for the development and commercialization of our product candidates;

•	the number and development requirements of other product candidates that we pursue;

•	the costs, timing and outcome of regulatory review of our product candidates or any future product candidates, both in the U.S. and outside the U.S.;

•	the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for our product or any of our product candidates for which we receive marketing approval;

•	any product liability or other lawsuits related to our products;

•	the expenses needed to attract and retain skilled personnel; and

•	the costs involved in preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims, both in the U.S. and outside the U.S.

Identifying potential product candidates and conducting preclinical testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain regulatory approval and achieve product sales. In addition, our product and our product candidates, if approved, may not achieve commercial success. Our commercial revenue, if any, will be derived from sales of products that we do not expect to be commercially available for several months, if at all. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. Adequate additional financing may not be available to us on acceptable terms, or at all. In addition, we may seek additional capital due to favorable market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans.

The Company may need substantial additional funding, which may not be available to the Company on acceptable terms, or at all. If the Company is unable to raise capital when needed, or to extend or replace current credits, the Company could be forced to delay, reduce or eliminate its product development programs or its commercialization efforts.

Our operations have consumed substantial cash since inception. Excluding receipts from milestone fees, our cash flow used for operating activities for the fiscal years ended April 30, 2017, April 30, 2016 and April 30, 2015 was SEK 133.01 million, SEK 128.13 million and SEK 107.67 million, with development costs, which are capitalized, for those years totaling SEK 7.02 million, SEK 16.73 million and SEK 16.80 million.

The Company’s cash flow, excluding revenue from milestone payments, which are used for operating activities, for the period 1 May 2016 to 30 April 2017, amounted to approximately SEK -133.0 million, with capitalized development costs for the period totaling approximately SEK 7.9 million. The Company expects the operating, management and administrative expenses of the business to remain significant and even to increase sharply as a result of the Company’s planned research and development and continued product commercialization. Even if the proceeds from the Rights Issue is received as planned, Oasmia will have limited financial resources. The Company may need to raise additional capital, including by extending existing or replacing credits following this Offer to obtain financing for continued clinical trials in support of potential marketing approvals. If the Company is unable to raise capital when needed or on beneficial terms, or to extend or replace current credits, the Company could be forced to:

•	delay, reduce or eliminate its research and development programs or any future commercialization efforts;

•	relinquish or license on unfavorable terms the Company’s rights to technologies, products, or product candidates that the Company otherwise would seek to develop or commercialize itself;

•	seek collaborators for the Company’s product or one or more of its product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available; or

•	cease operations altogether, in which case all shareholders would lose their entire paid in share capital.

In view of the current liquidity position, the Company’s current credit facilities, the proceeds from this Rights Issue (see events after closing date April 30, 2017), which is estimated to amount to SEK 150 million after issue expenses, and provided that the Company’s credit that is due in September 2017, the Company’s convertible loan 2017:2 (which is due in April 2018), and the debt in the form of non-negotiable promissory notes that replaced the Company’s convertible loan 2016:2 (which are due in June 2018) are extended or replaced, the Board of Directors believes that the Company is sufficiently funded and able to carry out its operating plan for the coming twelve months. The Company has based this estimate on assumptions that may prove to be wrong, and the Company could use up its capital resources sooner than the Company currently expects. The Company does not expect its capital resources, including net proceeds from this Offer, to be sufficient to fully commercialize its products and product candidates. The Company therefore expects it will have to raise further capital in the future. The Company’s future capital requirements depend on many factors, including:

•	potential revenue relating to commercial sales of the Company’s products and product candidates for which the Company has received marketing approval, including royalties and milestone payments from existing and future commercial partners;

•	the scope, progress, results and costs of preclinical development, laboratory testing and clinical trials for the Company’s other product candidates, including Docecal, Doxophos Vet, Doxophos, OAS-19 and KB 9520;

•	the Company’s ability to enter into collaborative agreements for the development and commercialization of the Company’s product candidates;

•	the number of product candidates, and their development requirements, that the Company is trying to develop;

•	the costs, timing and outcome of regulatory review of the Company’s product candidates or any future product candidates;

•	the costs and timing of future commercialization activities including manufacturing, marketing, sales and distribution of the Company’s products or any of its product candidates for which the Company receives marketing approval;

•	any product liability or other legal proceedings relating to the Company’s products;

•	the expenses necessary to attract and retain skilled personnel; and

•	the costs involved in preparing, filing and prosecuting patent applications, maintaining and enforcing the Company’s intellectual property rights and defending any intellectual property-related claims, both in the USA and outside the USA.

Identifying potential product candidates and conducting preclinical testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete. The Company may never generate the necessary data or results required to obtain regulatory approval and achieve product sales. In addition, the Company’s products and its product candidates, if approved, may not achieve commercial success. The Company’s potential commercial revenues will come from future sales of products and these can be difficult to predict. Therefore, the Company must continue to rely on additional funding to achieve its business goals. Adequate additional financing may not be available to the Company on acceptable terms, or at all. In addition, the Company may seek additional capital due to favorable market conditions or strategic considerations, even if the Company believes it has sufficient funds for its current or future operating plans.

We do not currently intend to pay dividends on the Ordinary Shares or make any other distribution of earnings to holders of the Ordinary Shares.

Since our inception, we have not declared or paid any dividends on the Ordinary Shares. We intend to retain any earnings for use in our business and do not currently intend to pay dividends on the Ordinary Shares. The declaration and payment of any future dividends will be at the discretion of our board of directors and will depend upon our results of operations, cash requirements, financial condition, contractual restrictions, restrictions imposed by our indebtedness, any future debt agreements or applicable laws and other factors that our board of directors may deem relevant. This policy may have a material adverse effect on the value of your Ordinary Shares. See “Dividend Policy.”

The milestone payments we receive are not reliable sources of income and in some cases may be required to be returned at a later date.

Much of our income has consisted of, and may in the future take the form of, milestone payments, which are contractual one-time payments from our partners as we reach certain targets. There have been cases in which we have not reached the targets and there is no guarantee that we will be able to reach such targets in the future. We may also be required to repay already obtained milestone payments if the agreed upon schedules are not kept or if the required marketing approvals are not obtained. Further, milestone payments often occur irregularly over time, causing fluctuations in our sales and earnings. Milestone payments are not sustainable earnings and any dependence on milestone payments could have a material adverse effect on our business, results of operations and financial condition. See also “Business — Strategic Alliances and Collaborations.”

Our limited operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

We commenced active operations in 1999, and our operations thus far have been limited to organizing and staffing our company, business planning, raising capital, identifying potential product candidates, undertaking preclinical studies and conducting clinical trials. To date we have had no commercial operations. All but three of our product candidates are still in preclinical development. We have not yet demonstrated our ability to successfully complete later stage clinical trials, obtain full regulatory approvals, manufacture a commercial scale product, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. Consequently, any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history.

In addition, as a business with a limited operating history, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. We will need to expand our capabilities to support commercial activities. We may not be successful in adding such capabilities.

We expect our financial condition and operating results to continue to fluctuate significantly from quarter to quarter and year to year due to a variety of factors, many of which are beyond our control. Accordingly, you should not rely upon the results of any past annual or interim periods as indications of future operating performance.

Risks Related to Development and Regulatory Approval of Our Product and Product Candidates

There is a high rate of failure for drug candidates proceeding through clinical trials.

Generally, there is a high rate of failure for drug candidates proceeding through clinical trials. We may suffer significant setbacks in our later stage clinical trials similar to the experience of a number of other companies in the pharmaceutical and biotechnology industries, even after receiving promising results in earlier trials. Further, even if we view the results of a clinical trial to be positive, the FDA or other regulatory authorities may disagree with our interpretation of the data. For instance, because a large percentage of subjects in our pivotal trials for Paclical and our other product candidates in cancer treatment, are being enrolled at sites outside the U.S., differences in efficacy results between U.S. and non-U.S. sites could cause the FDA to require additional trials. In the event that:

•	we obtain negative results from the Paccal Vet trials,

•	we receive poor clinical results for our other product candidates,

•	the FDA places a clinical hold on our Phase III trials due to potential chemistry, manufacturing and controls issues or other hurdles, or

•	the FDA does not approve our New Animal Drug Application (“NADA”) for Paccal Vet or our New Drug Application (“NDA”) for Paclical or for our other product candidates,

then:

•	we may not be able to generate sufficient revenue or obtain financing to continue our operations,

•	our ability to execute our current business plan will be materially impaired,

•	our reputation in the industry and in the investment community would likely be significantly damaged, and

•	the price of the Ordinary Shares would likely decrease significantly.

Any of these results could materially and adversely affect our business, results of operations or financial condition.

Clinical trials for our product candidates are expensive, time consuming, uncertain and susceptible to change, delay or termination.

Clinical trials are expensive, time consuming and difficult to design and implement. The result of a clinical trial may be undesirable and can result in a clinical trial cancellation or the need for re-evaluation and supplementation. Even if the results of our clinical trials are favorable, the clinical trials for several of our product candidates are expected to continue for several years and may even take significantly longer to complete. In addition, we, the FDA, other regulatory authorities or ethical review boards in the U.S., EU or elsewhere, may suspend, delay or terminate our clinical trials at any time, for various reasons, including:

•	lack of effectiveness of any product candidate during clinical trials;

•	discovery of serious or unexpected toxicities or side effects experienced by trial participants or other safety issues;

•	slower than expected rates of subject recruitment and enrollment rates in clinical trials;

•	difficulty in retaining subjects who have initiated a clinical trial but may have withdrawn due to adverse side effects from the therapy, insufficient efficacy, fatigue with the clinical trial process or for any other reason;

•	delays or inability in manufacturing or obtaining sufficient quantities of materials for use in clinical trials due to manufacturing or regulatory constraints;

•	inadequacy of or changes in our manufacturing process or product formulation;

•	delays in obtaining regulatory authorization to commence a trial, including experiencing “clinical holds” or delays requiring suspension or termination of a trial by a regulatory agency, such as the FDA, before or after a trial is commenced;

•	changes in applicable regulatory policies and regulations;

•	delays or failure in reaching agreement on acceptable terms in clinical trial contracts or protocols with prospective clinical trial sites;

•	delay or failure to supply product for use in clinical trials which conforms to regulatory specification;

•	unfavorable results from ongoing pre-clinical studies and clinical trials;

•	failure of our contract research organizations (“CROs”), or other third-party contractors to comply with all contractual requirements or to perform their services in a timely or acceptable manner;

•	failure by us, our employees, our CROs or their employees to comply with all applicable FDA or other regulatory requirements relating to the conduct of clinical trials;

•	scheduling conflicts with participating clinicians and clinical institutions;

•	failure to design appropriate clinical trial protocols; or

•	regulatory concerns with pharmaceutical products generally and the potential for abuse.

Any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

The regulatory approval process is uncertain, requires us to utilize significant resources, and may prevent us or our commercial partners from obtaining approvals for the commercialization of some or all of our drug candidates.

The research, testing, manufacturing, labeling, approval, sale, marketing and testing of our product and product candidates are subject to extensive regulation by regulatory authorities in the U.S. and Europe, and regulatory requirements applicable to our product and product candidates differ from country to country. Neither we nor any commercial partner is permitted to market any of our current or future product candidates in the U.S. until we receive approval from the FDA of a NADA for our animal health products or an NDA for our human health products. We received conditional approval for Paccal Vet from the FDA in February 2014, with the condition to perform additional follow-up efficacy studies for full approval. However, this conditional approval was withdrawn in in January 2017 in order to investigate another dosage regimen. We have not yet received any type of approval for any of our other current product candidates. Obtaining approval of either an NADA or an NDA can be an uncertain process that requires us to utilize significant resources. Furthermore, regulatory authorities possess broad discretion regarding processing time and usually request additional information and raise questions, which have to be answered. There is considerable uncertainty regarding the times at which products may be approved. In addition, failure to comply with FDA and other applicable U.S. and foreign regulatory requirements may subject us to administrative or judicially imposed sanctions including; warning letters, civil and criminal penalties, injunctions, withdrawal of approved products from the market, product seizure or detention, product recalls, total or partial suspension of production, and refusal to approve pending applications or supplements to approved applications.

The process required by the FDA and most foreign regulatory authorities before human health care pharmaceuticals may be marketed generally involves nonclinical laboratory and animal tests; submission of an Investigational New Drug (“IND”) application, which must become effective before clinical trials may begin; adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use or uses; pre-approval inspection of manufacturing facilities and clinical trial sites; and FDA approval of an NDA, which must occur before a drug can be marketed or sold.

In order to gain approval to market a veterinary drug product for a particular animal species, we must provide the FDA and foreign regulatory authorities with acceptable data from animal safety and efficacy studies in the target animal for the intended indication applied for in the NADA or other regulatory filing. Conditional approval is available under the FDA Minor Use and Minor Species (“MUMS”) designation, which gives the sponsor the right to promote a product before all the efficacy data necessary for full approval are available. If approved, this provides the sponsor with seven years of market exclusivity. Even for conditional approval, the development of animal health products is a lengthy, expensive and uncertain process, and delay or failure can occur at any stage of any of our development efforts. Success in prior target animal studies or even in the treatment of humans with a product candidate does not ensure that our studies will be successful and the results of development efforts by other parties may not be indicative of the results of our studies and other development efforts.

Regulatory approval of a NADA or an NDA, or any supplements of either, is not guaranteed, and the approval process requires us to utilize significant resources, could take several years, and is subject to the substantial discretion of the FDA. Despite the time and expense exerted, failure can occur at any stage, and we could encounter problems that cause us to abandon or have to repeat or perform additional studies. If our product or any of our current or future product candidates fails to demonstrate safety and efficacy in our studies, or for any other reason does not gain regulatory approval, our business and results of operations will be materially and adversely harmed.

In addition, separate regulatory approvals are required in order to market any product in many jurisdictions, including the U.S., the European Economic Area, which consists of the 28 Member States of the European Union plus Norway, Iceland and Liechtenstein, and many others. Approval procedures vary among countries and can involve additional studies and testing, and the time required to obtain approval may differ from that required to obtain FDA approval. Studies conducted in one country may not be accepted by regulatory authorities in other countries. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one or more foreign regulatory authorities does not ensure approval by regulatory authorities in other foreign countries or by the FDA. However, a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in others. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We may be unable to file for regulatory approvals or to do so on a timely basis and, even if we are able to, we may not receive necessary approvals to commercialize our products in any market. Any of these results could have a material adverse effect on our business, results of operations and financial condition.

Even if we receive regulatory approval for any of our current or future product candidates, we will be subject to ongoing FDA and other regulatory body obligations and continued regulatory review, which may result in significant additional expense. Additionally, our product and any product candidates, if approved, will be subject to labeling and manufacturing requirements and could be subject to other restrictions. Failure to comply with these regulatory requirements or the occurrence of unanticipated problems with our products could result in significant penalties.

Any regulatory approvals that we or any of our collaborators receive for any of our current or future product candidates may be subject to conditions of approval or limitations on the approved indicated uses for which the product may be marketed, or may contain requirements for potentially costly surveillance to monitor the safety and efficacy of the product candidate. In addition, our product and any of our current or future product candidates, if approved by the FDA or other regulatory bodies, will be subject to extensive and ongoing regulatory requirements regarding the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion and recordkeeping. These requirements will include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMP, Good Laboratory Practice and Good Clinical Practice for any studies that we conduct post-approval. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

•	fines, warning letters or holds on target studies;

•	refusal by the FDA or other applicable regulatory body to approve pending applications or supplements to approved applications filed by us or our strategic collaborators, or suspension or revocation of product license approvals;

•	product seizure or detention, or refusal to permit the import or export of products; and

•	injunctions or the imposition of civil or criminal penalties

The policies of the FDA and other regulatory bodies may change, and additional government regulations may be promulgated that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the U.S. or elsewhere. If we are slow or unable to adapt to changes in or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability, which would materially and adversely affect our business, results of operations and financial condition.

Our product and any of our current or future product candidates, if approved, may cause or contribute to adverse medical events that we are required to report to the FDA and regulatory authorities in other countries and, if we fail to do so, we could be subject to sanctions that would materially harm our business.

If we are successful in commercializing our product and any of our current or future product candidates, regulations of the FDA and of the regulatory authorities in other countries require that we report certain information about adverse medical events if those products may have caused or contributed to those adverse events. The timing of our obligation to report would be triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events we become aware of within the prescribed timeframe. We may also fail to appreciate that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of our products. If we fail to comply with our reporting obligations, the FDA and regulatory authorities in other countries could take action including criminal prosecution, the imposition of civil monetary penalties, seizure of our products, or delay in approval or clearance of future products, which could have a material adverse effect on our business, results of operations and financial condition.

Legislative or regulatory reforms with respect to human or animal health products may make it more difficult and costly for us to obtain regulatory clearance or approval of any of our current or future product candidates and to produce, market, and distribute our products after clearance or approval is obtained.

From time to time, new legislation is drafted and introduced in the U.S. Congress and lawmaking bodies in other countries that could significantly change the statutory provisions governing the testing, regulatory clearance or approval, manufacture, and marketing of regulated products. In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Similar changes in laws or regulations can occur in other countries. Any new regulations or revisions or reinterpretations of existing regulations in the U.S. or in other countries may impose additional costs or lengthen review times of our product applications and any of our current or future product candidates. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require:

•	requests for additional endpoints or studies;

•	changes to manufacturing methods;

•	recall, replacement, or discontinuance of certain products; and

•	additional record keeping.

Each of these would likely entail substantial time and cost and could have a material adverse effect on our financial results. In addition, delays in receipt of or failure to receive regulatory clearances or approvals for any future products could materially and adversely affect our business, results of operations and financial condition.

Our ability to market our product and product candidates in the U.S., if approved, will be limited to use for the treatment of the indications for which they are approved, and if we want to expand the indications for which we may market our product and product candidates, we will need to obtain additional FDA approvals, which may not be granted.

We plan to seek full FDA approval in the U.S. for Paccal Vet for mammary carcinoma and squamous-cell carcinoma in dogs, Paclical for ovarian cancer in humans, Docecal for breast cancer in humans, Doxophos Vet for lymphoma in dogs, Doxophos for breast cancer in humans, and OAS-19 for various cancers in humans. If our product candidates are approved, the FDA will restrict our ability to market or advertise them for anything other than the indications for which they are approved, which could limit their use. If we decide to attempt to develop, promote and commercialize new treatment indications and protocols for our product and product candidates in the future, we could not predict when, or if, we would ever receive the approvals required to do so. We would be required to conduct additional studies to support such applications for additional use, which would consume additional resources and may produce results that do not result in FDA approvals. If we do not obtain additional FDA approvals, our ability to expand our business in the U.S. would be adversely affected, which could materially and adversely affect our business, results of operations and financial condition.

The anticipated development of a Risk Evaluation and Mitigation Strategy (REMS) for Paclical and our other human health product candidates could cause delays in the approval process and would add additional layers of regulatory requirements that could impact our ability to commercialize our human health product candidates in the U.S. and reduce their market potential.

As a condition of approval of an NDA, the FDA may require a REMS to ensure that the benefits of the drug outweigh the potential risks. REMS elements can include medication guides, communication plans for health care professionals, and elements to assure safe use (“ETASU”). ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy. We may be required to adopt a REMS for Paclical and our other human health product candidates to ensure that the benefits outweigh the risks of abuse, misuse, diversion and other potential safety concerns. Even if the risk of abuse, misuse or diversion are not as high as for some other products, there can be no assurance that the FDA will approve a manageable REMS for Paclical and our other human health product candidates, which could create material and significant limits on our ability to successfully commercialize our human health product candidates in the U.S. Delays in the REMS approval process could result in delays in the NDA approval process. In addition, as part of the REMS, the FDA could require significant restrictions, such as restrictions on the prescription, distribution and patient use of the product, which could significantly impact our ability to effectively commercialize Paclical and our other human health candidates, and dramatically reduce their market potential thereby adversely impacting our business, financial condition and results of operations. Even if initial REMS are not highly restrictive, if, after launch, Paclical or our other human health product candidates were to be subject to significant abuse/non-medical use or diversion from licit channels, this could lead to negative regulatory consequences, including a more restrictive REMS, which could materially and adversely affect our business, results of operations and financial condition.

If we are found in violation of “fraud and abuse” laws, we may be required to pay a penalty and/or be suspended from participation in government-run health care programs, which may adversely affect our business, financial condition and results of operations.

If we are successful in obtaining marketing approval for our products in the U.S. and elsewhere, we will be subject to various health care “fraud and abuse” laws, including anti-kickback laws, false claims laws and other laws intended to reduce fraud and abuse in government-run health care programs, which could affect us, particularly upon successful commercialization of our products in the U.S. For example, the Medicare and Medicaid Patient Protection Act of 1987 (otherwise known as the federal “Anti-Kickback Statute”) makes it illegal for any person, including a prescription drug manufacturer (or a party acting on its behalf), to knowingly and willfully solicit, receive, offer or pay any remuneration that is intended to induce the referral of business, including the purchase, order or prescription of a particular drug for which payment may be made under a U.S. health care program such as Medicare or Medicaid. Under U.S. federal government regulations, some arrangements, known as safe harbors, are deemed not to violate the Anti-Kickback Statute. Although we seek to structure our business arrangements in compliance with all applicable requirements, these laws are broadly written, and it is often difficult to determine precisely how the law will be applied in specific circumstances. Accordingly, it is possible that our practices may be challenged under the Anti-Kickback Statute and similar laws in other jurisdictions. False claims laws prohibit anyone from knowingly and willfully presenting or causing to be presented for payment to third-party payers, including government payers, reimbursement claims for drugs or services that are false or fraudulent, claims for items or services that were not provided as claimed, or claims for medically unnecessary items or services. Cases have been brought under false claims laws alleging that off-label promotion of pharmaceutical products or the payment of kickbacks to pharmaceutical providers has resulted in the submission of false claims to governmental health care programs. Under laws such as the Health Insurance Portability and Accountability Act of 1996 in the U.S., we are prohibited from knowingly and willfully executing a scheme to defraud any health care benefit program, including private payers, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services. Violations of fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines and/or exemption or suspension from government-run health care programs such as Medicare and Medicaid and debarment from contracting with the U.S. and other governments. In addition, in the U.S. individuals have the ability to bring actions on behalf of the government under the federal False Claims Act as well as under state false claims laws.

Many states in the U.S. have adopted laws similar to the Anti-Kickback Statute, some of which apply to the referral of patients for health care services reimbursed by any source, not just governmental payers. In addition, California and a few other states in the U.S. have passed laws that require pharmaceutical companies to comply with the April 2003 Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers and/or the Pharmaceutical Research and Manufacturers of America Code on Interactions with Health Care Professionals. In addition, several states impose other marketing restrictions or require pharmaceutical companies to make marketing or price disclosures to the state. There are ambiguities as to what is required to comply with these state requirements and if we fail to comply with an applicable state law requirement we could be subject to penalties.

We have yet to receive definitive guidance on the application of fraud and abuse laws to our business. Law enforcement authorities are increasingly focused on enforcing these laws, and it is possible that some of our practices may be challenged under these laws. While we believe we have structured our business arrangements to comply with these laws, it is possible that the government could allege violations of, or convict us of violating, these laws. If we are found in violation of one of these laws, we could be required to pay a penalty and could be suspended or excluded from participation in certain government-run health care programs, and our business, results of operations and financial condition may be materially and adversely affected.

Risks Related to Our Business and Industry

If we fail to attract and keep senior management and key scientific personnel, we may be unable to successfully develop our product or our current or future product candidates, conduct our in-licensing and development efforts or commercialize our product or any of our current or future product candidates.

Our future growth and success depends in part on our continued ability to attract, retain and motivate highly qualified management and scientific personnel. We are highly dependent upon our senior management, particularly Julian Aleksov, our Executive Chairman, as well as our senior scientists and other members of our senior management team. The loss of services of any of these individuals could delay or prevent the successful development of our current or future product pipeline, completion of our planned development efforts or the commercialization of our product and product candidates. Although we have entered into an employment agreement with Julian Aleksov, the agreement does not provide for a fixed term of service, and does not contain any competition or non-solicitation clauses after the termination of employment. It is possible that current or former employees of Oasmia could put forward claims for an alleged right to our patents and demand compensation therefor. However, all our employees have signed an agreement where they assign all their inventions and intellectual property rights generated by them in their work to us. In addition, there is a law in Sweden that regulates the right to patentable inventions made by employees which gives the employer the rights to the inventions if they are invented in the course of the employees work. If one or more of the key personnel were to leave us and engage in competing operations, our business, results of operations and financial condition could be materially and adversely affected. To date, none of our key personnel has left us or, to our knowledge, engaged in competing operations, nor has any departure of key personnel had any material effect on Oasmia.

We may have trouble hiring additional qualified personnel.

As we expand our development and commercial activities, we will need to hire additional personnel and could experience difficulties attracting and retaining qualified employees. Competition for qualified personnel in the biopharmaceutical field is intense due to the limited number of individuals who possess the skills and experience required by that industry. We may not be able to attract and retain quality personnel on favorable terms, or at all. In addition, to the extent we hire personnel from competitors, we may be subject to allegations that such personnel have been improperly solicited or that they have divulged proprietary or other confidential information, or that their former employers own their research output. Any of these difficulties could have a material adverse effect on our business, results of operations and financial condition.

Incentive program.

Oasmia’s Extraordinary General Meeting in November 2016 passed a resolution on an incentive scheme, under which warrants will be issued to the Company’s senior management and Board members. These incentive schemes were replaced by the incentive schemes approved by an Extraordinary General Meeting in June 2017.

The purpose of the Company’s incentive scheme is to encourage employees and Board members to invest in the Company in order to be able to share in and help promote positive value growth in the Company’s share in the period covered by the scheme, and to enable Oasmia to retain and recruit competent and committed employees. There is a risk that these goals will not be achieved, however, which could result in the participants in incentive schemes performing their work less efficiently than expected. There is also a risk that Oasmia and the participants in the incentive schemes may interpret the terms and conditions of the schemes in different ways, or that other disputes concerning the incentive scheme could arise, which could add to the expense and reduce or completely counteract the effectiveness of the scheme. Further, share-based incentive schemes are always associated with an element of tax risk, since the Company’s assessment of applicable tax legislation may prove to be incorrect, which could lead to a higher tax burden in the future and in Oasmia being subject to tax-related penalties. In addition, other unforeseen costs related to incentive programs may arise. In addition, share based incentive schemes in the form of warrants also dilute the holdings of existing shareholders when the warrants are exercised.

We are subject to risks relating to legal proceedings.

We are subject to various claims and legal actions arising in the ordinary course of its business. Any such litigation could be very costly and could distract our management from focusing on operating our business. The existence of any such litigation could harm our business, results of operations and financial condition. Results of actual and potential litigation are inherently uncertain. Additionally, in the past we have been subject to fines by a foreign exchange relating to our disclosures. See “Business — Foreign Exchanges.” An unfavorable result in a legal proceeding could adversely affect our reputation, financial condition and operating results.

If product liability lawsuits are successfully brought against us, we will incur substantial liabilities and may be required to limit the commercialization of Paccal Vet, Paclical and our other product candidates.

We and our partners face potential product liability exposure related to the testing of our product and product candidates in human and animal clinical trials. We will face exposure to claims by an even greater number of persons if we begin to market and distribute our products commercially in the U.S. and elsewhere, including those relating to misuse of Paccal Vet, Paclical and our other product candidates. Now, and in the future, an individual may bring a liability claim against us alleging that our product or one of our product candidates caused an injury. While we continue to take, what we believe to be appropriate precautions including SEK 20 million, approximately $2.42 million, in product liability insurance coverage as of the date of this Prospectus), we may be unable to avoid significant liability if any product liability lawsuit is brought against us. It should be noted that the amount of the product liability insurance is revised continuously of the insurance broker. If we cannot successfully defend ourselves against product liability claims, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for Paccal Vet, Paclical and our other product candidates, if such product candidates are approved;

•	injury to our reputation;

•	withdrawal of clinical trial participants;

•	costs of related litigation;

•	substantial monetary awards to patients, pet owners and others;

•	increased cost of liability insurance;

•	loss of revenue; and

•	our inability to successfully commercialize our products.

Furthermore, in the future there may be a need to expand the scope of our insurance coverage, which could result in significantly increased costs or the inability to obtain sufficient insurance coverage. Any of these occurrences could have a material adverse effect on our business, results of operations and financial condition.

Failure of our information technology systems could significantly disrupt the operation of our business.

Our ability to execute our business plan and to comply with regulatory requirements with respect to data control and data integrity depends, in part, on the continued and uninterrupted performance of our information technology systems (“IT systems”). These systems are vulnerable to damage from a variety of sources, including telecommunications or network failures, malicious human acts and natural disasters. Moreover, despite network security and back-up measures, some of our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautionary measures we have taken to prevent unanticipated problems that could affect our IT systems, there are no assurances that electronic break-ins, computer viruses and similar disruptive problems, and/or sustained or repeated system failures or problems arising during the upgrade of any of our IT systems that interrupt our ability to generate and maintain data will not occur. The occurrence of any of the foregoing with respect to our IT systems could have a material adverse effect on our business, results of operations or financial condition.

We are subject to the U.S. Foreign Corrupt Practices Act and other anti-corruption laws, as well as export control laws, customs laws, sanctions laws and other laws governing our operations. If we fail to comply with these laws, we could be subject to civil or criminal penalties, other remedial measures, and legal expenses, which could adversely affect our business, results of operations and financial condition.

Our operations are subject to certain anti-corruption laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”), and other anti-corruption laws that apply in countries where we do business. The FCPA and other anti-corruption laws generally prohibit us and our employees and intermediaries from bribing, being bribed or making other prohibited payments to government officials or other persons to obtain or retain business or gain some other business advantage. We and our commercial partners operate in a number of jurisdictions that pose a high risk of potential FCPA violations and we participate in collaborations and relationships with third parties whose actions could potentially subject us to liability under the FCPA or local anti-corruption laws. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted.

We are also subject to other laws and regulations governing our international operations, including regulations administered in the U.S. and in the EU, including applicable export control regulations, economic sanctions on countries and persons, customs requirements and currency exchange regulations (collectively, “Trade Control Laws”).

There can be no assurance that we will be completely effective in ensuring our compliance with all applicable anticorruption laws, including the FCPA or other legal requirements, such as Trade Control Laws. Any investigation of potential violations of the FCPA, other anti-corruption laws or Trade Control Laws by U.S., EU or other authorities could have an adverse impact on our reputation, our business, results of operations and financial condition. Furthermore, should we be found not to be in compliance with the FCPA, other anti-corruption laws or Trade Control Laws, we may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, as well as the accompanying legal expenses, any of which could have a material adverse effect on our reputation and liquidity, as well as on our business, results of operations and financial condition.

We are exposed to risks related to currency exchange rates.

Currency risks arise when future commercial transactions or reported assets or liabilities are denominated in a currency other than our functional currency, the Swedish krona. Our primary contract manufacturer and all of our clinical trials are located outside of Sweden. Because our financial statements are presented in kronor, changes in currency exchange rates have had and could continue to have a significant effect on our operating results. Exchange rate fluctuations between local currencies and the krona create risk in several ways, including the following:

•	weakening of the krona may increase the krona cost of overseas research and development expenses and the cost of sourced product components outside Sweden;

•	strengthening of the krona may decrease the value of our revenues denominated in other currencies;

•	the exchange rates on non-kronor transactions and cash deposits can distort our financial results; and

•	the pricing and profit margins of Paccal Vet, Paclical and our other product candidates may be affected by currency fluctuations.

In addition, to the extent our need for contract manufacturing increases once our products reach the commercial market, our exposure to currency risks will increase proportionally. We do not engage in regular hedging transactions, since to date our currency exposure has been mostly related to purchased services for product development, which has been irregular and difficult to anticipate. It is possible that fluctuations in currency exchange rates could have a material adverse effect on our business, results of operations and financial condition.

If we are unable to use our net operating loss and tax credit carryforwards and certain built-in losses to reduce future tax payments or benefit from favorable tax legislation, our business, results of operations and financial condition may be adversely affected.

As a Swedish resident trading entity, we are subject to Swedish corporate taxation. As of April 30, 2017, we had cumulative carry forward tax losses of SEK 878.34 million, as of April 30, 2016, we had cumulative carry forward tax losses of SEK 720.58 million and as of April 30, 2015 we had cumulative carry forward tax losses of SEK 518.74 million. Due to a decision by the Swedish tax authority in the financial year, the carry forward tax losses for previous years 2016 and 2015 have been decreased by SEK 2.65 million for each year respectively. These losses are available to carry forward and offset against future operating profits, unlimited in time. If, however, there are unexpected adverse changes to the Swedish tax law, our business, results of operations and financial condition may be adversely affected.

Risks Related to Our Reliance upon Third Parties

We depend substantially on the commercial expertise of our commercial partners.

We do not have a sales and marketing operation and expect to rely, in certain geographical areas such as Japan and the CIS, on the expertise and commercial skills of our commercial partners to sell Paccal Vet, Paclical, Doxophos Vet, and our other product candidates in selected territories. We have entered into agreements for the commercialization of Paccal Vet in Japan, where Paccal Vet is licensed to Nippon Zenyaku Kogyo, and Russia and the CIS, where we retain commercialization rights. We have entered into agreements for the commercialization of Paclical with Medison Pharma in Israel and Turkey and with Hetero Group in Russia and the CIS, as well as Ukraine, Georgia and Turkmenistan. The commercial success of Paclical and many of our other product candidates in each of these markets will depend entirely on the expertise and commercial skills of our commercial partners, whereas we will be responsible for the distribution and sales of Paccal Vet and Doxophos Vet. In addition, it is customary that in these types of commercial agreements our partners are entitled to price our products, which means that much of our financial performance will be dependent on our partners. Our partners also have the right, under certain circumstances, to terminate their agreements with us. See “Business — Strategic Alliances and Collaborations” for descriptions of the agreements with our commercial partners. A failure by our partners to successfully market Paccal Vet, Paclical, Doxophos Vet and our other product candidates, or the termination of agreements with our partners, would have a material adverse effect on our business, results of operations and financial condition.

As referred to elsewhere herein, we have entered into various licensing and distribution agreements with established pharmaceutical companies to sell Paccal Vet. Specifically, we had entered into an agreement for the global commercialization of Paccal Vet with Abbott Animal Health, the assets of which were acquired by Zoetis on February 10, 2015. In connection with Zoetis’ purchase of Abbott Animal Health, Zoetis terminated the distribution arrangement effective September 30, 2015.

We depend on the financial ability of our commercial partners.

We have few customers, each representing a large part of sales and also of accounts receivable.  If one customer fails to pay his liability to us we will have to book a credit loss in our income statement which might represent a large part of the accounts receivable.

To a certain extent we build up our inventory based on forecasts for special geographical markets or from specific customers. If the customers fail to purchase according to this forecast there is a risk that we will not be able to sell these products to other customers before they expire or before the expiry date is so close that the products are unattractive for a customer. In that case we might have to write down the inventory value over the income statement.

We currently have no sales and marketing organization for the distribution of Paccal Vet or Doxophos Vet as a result of the pending termination of the Distribution Agreement with Zoetis. If we are unable to establish a direct sales force in the U.S. to promote our products, the commercial opportunity for our products may be diminished.

We currently have no sales and marketing organization for the distribution of Paccal Vet or Doxophos Vet as a result of the pending termination of the Distribution Agreement with Zoetis, which covered the entire world except for Japan and the CIS. While we have established an entity through which Oasmia intends to distribute these products in the United States, the Company currently has no sales and marketing organization for these products. The Company will incur significant additional expenses and commit significant additional management resources to establish our sales force. The Company may not be able to establish these capabilities despite these additional expenditures. The Company will also have to compete with other pharmaceutical and biotechnology companies to recruit, hire and train sales and marketing personnel.

If the Company elects to rely on third parties to sell these products in the U.S., it may receive less revenue than the Company we sold our products directly. In addition, while the Company anticipates using due diligence in monitoring their activities, it may have little or no control over the sales efforts of those third parties. In the event the Company is unable to develop its own sales force or collaborate with a third party to sell these products, the Company may not be able to commercialize these products which would negatively impact its ability to generate revenue.

We rely on contract manufacturers for the production of our products, which can create production uncertainties.

Our own production facility has the technical capacity for production of our finished products up to a limited commercial scale. We produced the launch supply of Paccal Vet, but we do not have adequate capacity to supply the product in the long term. As such, full-scale production of our products for commercial use will be carried out by contract manufacturers. Production at our primary contract manufacturer is expected to commence shortly. If it proves difficult for contract manufacturers to scale-up production, full-scale production may be delayed, which could then delay the product launch schedule.

We will also be required to validate full-scale production and submit documentation to the relevant health authorities in connection with the scaling-up of the production to full-scale production. These agencies must approve the production at the manufacturers we select. We will be relying upon the contract manufacturers to provide us with the appropriate information for the regulators, and if the documentation is incomplete or incorrect there is a risk that the product launch will be delayed, which may have a material adverse effect on our financial position and performance.

We depend on a limited number of suppliers for materials and components required to manufacture Paccal Vet, Paclical and our other product candidates. The loss of these suppliers, or their failure to supply us on a timely basis, could cause delays in our current and future capacity and adversely affect our business.

The majority of the raw materials used in the production of our pharmaceuticals are purchased from a limited number of suppliers. As a result, we may not be able to obtain sufficient quantities of critical materials and components in the future. A delay or interruption by our suppliers may harm our business, results of operations and financial condition. In addition, the lead time needed to establish a relationship with a new supplier can be lengthy, and we may experience delays in meeting demand in the event we must switch to a new supplier. The time and effort to qualify for and, in some cases, obtain regulatory approval for a new supplier could result in additional costs, diversion of resources or reduced manufacturing yields, any of which would negatively impact our operating results. Our dependence on a limited number of suppliers exposes us to numerous risks, including:

•	our suppliers could cease or reduce production or deliveries, raise prices or renegotiate terms;

•	we may be unable to locate a suitable replacement suppliers on acceptable terms or on a timely basis, or at all; and

•	delays caused by supply issues may harm our reputation, frustrate our customers and cause them to turn to our competitors for future needs.

Any one of these occurrences could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Intellectual Property

We may be forced to litigate to enforce or defend our intellectual property rights, or the intellectual property rights of our licensors.

We may be forced to litigate to enforce or defend our intellectual property rights against infringement and unauthorized use by competitors. In so doing, we may place our intellectual property at risk of being invalidated, held unenforceable, or narrowed in scope. Further, an adverse result in any litigation or defense proceedings may place pending applications at risk of non-issuance. In addition, if any licensor fails to enforce or defend its intellectual property rights, this may adversely affect our ability to develop and commercialize our product and product candidates as well as our ability to prevent competitors from making, using, and selling competing products. Any such litigation could be very costly and could distract our management from focusing on operating our business. The existence or outcome of any such litigation could harm our business, results of operations and financial condition.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential and proprietary information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of the Ordinary Shares.

We may be unable to adequately prevent disclosure of trade secrets and other proprietary information.

We rely on trade secrets to protect our proprietary know-how and technological advances, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights. Failure to obtain or maintain trade secret protection or failure to adequately protect our intellectual property could enable competitors to develop generic products or use our proprietary information to develop other products that compete with our products or cause additional, material adverse effects upon our business, results of operations and financial condition.

The transfer of technology and knowledge to contract manufacturers pursuant to the production of our products also creates a risk of uncontrolled distribution and copying of concepts, methods and processes relating to our products. Such uncontrolled distribution and copying could have a material adverse effect on the value of our products if used for the production of competing drugs or otherwise used commercially without our obtaining financial compensation.

We may become subject to third parties’ claims alleging infringement of patents and proprietary rights or seeking to invalidate our patents or proprietary rights, which would be costly, time-consuming and, if successfully asserted against us, delay or prevent the development and commercialization of our product and our current or future product candidates.

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical industry, as well as patent challenge proceedings, including interference and administrative law proceedings before the U.S. Patent and Trademark Office (“U.S. PTO”) and the European Patent Office (“EPO”), and oppositions and other comparable proceedings in other jurisdictions. Recently, under U.S. patent reform laws, new procedures including inter partes review and post grant review have been implemented. As stated below, the novel implementation of such reform laws presents uncertainty regarding the outcome of challenges to our patents in the future.

We cannot assure you that our product or any of our current or future product candidates will not infringe existing or future patents. We may be unaware of patents that have already issued that a third party might assert are infringed by our product or one of our current or future product candidates. Because patent applications can take many years to issue and may be confidential for eighteen months or more after filing, there may be applications now pending of which we are unaware and which may later result in issued patents that we may infringe by commercializing our product or any of our current or future product candidates. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. Moreover, we may face claims from non-practicing entities (commonly referred to as “patent trolls”), which have no relevant product revenue and against whom our own patent portfolio may thus have no deterrent effect.

We may be subject to third-party claims in the future against us or our collaborators that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages, including treble damages and attorney’s fees if we are found to be willfully infringing a third party’s patents. If a patent infringement suit were brought against us or our collaborators, we or our collaborators could be forced to stop or delay research, development, manufacturing or sales of the product candidate that is the subject of the suit. As a result of patent infringement claims, or in order to avoid potential claims, we or our collaborators may choose to seek, or be required to seek, a license from the third party and would most likely be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which would give our competitors access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or forced to redesign it, or to cease some aspect of our business operations if, as a result of actual or threatened patent infringement claims, we or our collaborators are unable to enter into licenses on acceptable terms. Even if we are successful in defending such claims, infringement and other intellectual property litigation can be expensive and time-consuming to litigate and divert management’s attention from our core business. Any of these events could harm our business significantly.

In addition to infringement claims against us, if third parties have prepared and filed patent applications in the U.S. that also claim technology to which we have rights, we may have to participate in interference proceedings in the U.S. PTO to determine the priority of invention. Third parties may also attempt to initiate reexamination, post grant review or inter partes review of our patents in the U.S. PTO. We may also become involved in similar opposition proceedings in the EPO or comparable offices in other jurisdictions regarding our intellectual property rights with respect to our products and technology. Any of these claims could have a material adverse effect on our business, results of operations and financial condition.

If our efforts to protect the proprietary nature of the intellectual property related to our product or any of our current or future product candidates are not adequate, we may not be able to compete effectively in our market.

We rely upon a combination of patents, trade secret protection as well as confidentiality and license agreements to protect the intellectual property related to our product and our current product candidates and our development programs.

Composition-of-matter patents on an active pharmaceutical ingredient are generally considered to be the strongest form of intellectual property protection for pharmaceutical products, as such patents provide protection without regard to any particular method of use or manufacture. We cannot be certain that the claims in our patent application covering composition-of-matter of our product and our product candidates will be considered patentable by the U.S. PTO and courts in the U.S., or by the patent offices and courts in foreign countries. Method-of-use patents protect the use of a product for the specified method. This type of patent does not prevent a competitor from making and marketing a product that is identical to our product for an indication that is outside the scope of the patented method. Moreover, for our animal health products particularly, even if competitors do not actively promote their products for our targeted indications, veterinarians may recommend that pet owners use these products off label, or pet owners may do so themselves. Although off-label use may infringe or contribute to the infringement of method-of-use patents, we believe the practice is common and such infringement is difficult to prevent or prosecute.

The strength of patents in the field of human and animal health products involves complex legal and scientific questions and can be uncertain. The patent applications that we own or license may fail to result in issued patents in the U.S. or in other foreign countries. Even if the patents do successfully issue, third parties may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. Furthermore, even if they are unchallenged, our patents and patent applications may not adequately protect our intellectual property or prevent others from designing around our claims. If the breadth or strength of protection provided by the patent applications we own, in-license or pursue with respect to our product or any of our current or future product candidates is threatened, it could threaten our ability to commercialize our product or any of our current or future product candidates. Further, if we encounter delays in our development efforts, the period of time during which we could market our product or any of our current or future product candidates under patent protection would be reduced. Since patent applications in the U.S. and most other countries are confidential for a period of time after filing, we cannot be certain that we were the first to file any patent application related to our product and product candidates. Furthermore, for patent applications in which claims are entitled to a priority date before March 16, 2013, an interference proceeding can be initiated by a third party or instituted by the U.S. PTO to determine who was the first to invent any of the subject matter covered by the patent claims of our applications. For patent applications containing a claim not entitled to a priority date before March 16, 2013, there is a greater level of uncertainty in the patent law with the passage of the America Invents Act, some provisions of which went into effect on that date whereas the America Invents Act itself first went into effect on September 16, 2011 and brought about significant changes to the U.S. patent laws that have yet to be well defined, and which introduces new procedures for challenging pending patent applications and issued patents. A primary change under this reform is creating a “first to file” system in the U.S., which requires us to minimize the time from invention to filing of a patent application.

Even where laws provide protection, costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and the outcome of such litigation would be uncertain. Moreover, any actions we may bring to enforce our intellectual property against our competitors could provoke them to bring counterclaims against us, and some of our competitors have substantially greater intellectual property portfolios than we have.

We also rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, processes for which patents are difficult to enforce and any other elements of our product development processes that involve proprietary know-how, information or technology that is not covered by patents. Although we endeavor to execute confidentiality agreements with all of our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information or technology, we cannot be certain that we have executed such agreements with all parties who may have helped to develop our intellectual property or had access to our proprietary information, nor that our agreements will not be breached. We cannot guarantee that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Further, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the EU or the U.S. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the U.S. and elsewhere. If we are unable to prevent material disclosure of the intellectual property related to our technologies to third parties, we will not be able to establish or maintain a competitive advantage in our market, which could materially and adversely affect our business, results of operations and financial condition.

Any disclosure to or misappropriation by third parties of our confidential proprietary information could enable competitors to quickly duplicate or surpass our technological achievements, thus eroding our competitive position in our market.

Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.

As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involves both technological and legal complexity. Therefore, obtaining and enforcing biopharmaceutical patents is costly, time-consuming and inherently uncertain. In addition, the U.S. has recently enacted and is currently implementing wide-ranging patent reform legislation. The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in other situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts, and the U.S. PTO, the laws and regulations governing patents could change in ways that would weaken our ability to obtain new patents or to enforce our existing licensed patents and patents that we might obtain in the future. Similarly, changes in EU patent law and elsewhere could negatively affect the value of our patents registered outside of the U.S.

Obtaining and maintaining our patent protection depends on compliance with various procedural, documentary, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with any of these requirements.

The U.S. PTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case, which could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on product and product candidates throughout the world is prohibitively expensive. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but where enforcement is not as strong as that in the U.S. These products may compete with our products in jurisdictions where we do not have any issued or licensed patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.

Risks related to the ADSs and the Warrants

A trading market for the ADSs was only recently established.

In connection with our initial public offering, we listed the ADSs on the NASDAQ Capital Market (“Nasdaq”) and trading commenced on October 23, 2015. No public market for the ADSs existed prior to that offering.

However, there can be no assurance that an active trading market for the ADSs will develop or be sustained in the future. The initial offering price was determined by negotiations among the lead underwriters and us. Among the factors considered in determining the initial offering price were our future prospects and the prospects of our industry in general, our revenue, net income and certain other financial and operating information in recent periods, and the financial ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. However, there can be no assurance that the ADSs will ever trade at a price equal to or greater than the offering price.

In addition, the market price of the ADSs may be volatile. Many factors may have a material adverse effect on the market price of the ADSs, including, but not limited to:

•	announcements of the failure to obtain regulatory approvals or receipt of a “complete response letter” from the FDA;

•	announcements of restricted label indications or patient populations, or changes or delays in regulatory review processes;

•	announcements of therapeutic innovations or new products by us or our competitors;

•	adverse actions taken by regulatory agencies with respect to our clinical trials, manufacturing supply chain or sales and marketing activities;

•	changes or developments in laws or regulations applicable to Paccal Vet, Paclical, or our other product candidates;

•	the failure of our testing and clinical trials;

•	product liability claims, other litigation or public concern about the safety of our product, product candidates or future products;

•	any adverse changes to our relationship with licensors, manufacturers or suppliers;

•	the loss of any of our key scientific or management personnel;

•	any major changes in our board of directors or management;

•	the failure to retain our existing, or obtain new, commercial partners;

•	announcements concerning our competitors or the pharmaceutical industry in general;

•	the achievement of expected product sales and profitability;

•	the failure to obtain reimbursements for our products or price reductions;

•	manufacture, supply or distribution shortages;

•	actual or anticipated fluctuations in our cash position or operating results;

•	manufacturing and supply issues related to our product or our current or future product candidates for our development programs and commercialization;

•	changes in financial estimates or recommendations by securities analysts;

•	the termination of any of our existing license agreements;

•	announcements relating to future licensing or development agreements;

•	potential acquisitions;

•	the trading volume of ADSs on Nasdaq and of the Ordinary Shares on NASDAQ Stockholm and the Frankfurt Stock Exchange;

•	sales of the ADSs or Ordinary Shares by us, our executive officers or directors or our shareholders;

•	fluctuations in the U.S. equity markets;

•	changes in accounting principles;

•	market conditions in the human and animal health sectors; and

•	general economic conditions in the U.S. and elsewhere.

In addition, the stock market in general, and Nasdaq in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of the ADSs, regardless of our actual operating performance.

The multiple listing of the Ordinary Shares and the ADSs may adversely affect the liquidity and value of the ADSs.

The Ordinary Shares will continue to be listed on NASDAQ Stockholm and the Frankfurt Stock Exchange, and the ADSs trade on the NASDAQ Capital Market. We cannot predict the effect of this multiple listing on the value of the Ordinary Shares and the ADSs. However, it is possible the multiple listing of the Ordinary Shares and ADSs may dilute the liquidity of these securities in one or all three markets and may adversely affect the development of an active trading market for the ADSs in the U.S. The price of the ADSs could also be adversely affected by trading in the Ordinary Shares on NASDAQ Stockholm and the Frankfurt Stock Exchange. Although currently we have no plans to do so, we may decide to delist the Ordinary Shares from either exchange in the future. We cannot predict the effect such delisting of the Ordinary Shares would have on the market price of the ADSs on Nasdaq.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding the ADSs or the Ordinary Shares, the price of these securities and their trading volume could decline.

The trading market for the ADSs and the Ordinary Shares will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If we do not obtain adequate securities or industry analyst coverage, the trading price for the ADSs and the Ordinary Shares may be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our products, our intellectual property or the ADSs or our ordinary share performance, or if our target studies and operating results fail to meet the expectations of analysts, the prices of the ADSs and the Ordinary Shares may decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the prices of the ADSs and the Ordinary Shares, as well as their respective trading volume to decline.

Substantial future sales of the Ordinary Shares or the ADSs in the public market, or the perception that these sales could occur, could cause the price of the ADSs to decline.

Additional sales of the Ordinary Shares in the public market, or the perception that such sales could occur, could cause the market price of the Ordinary Shares to decline. As of the date of this Prospectus, we had 126,098,166 Ordinary Shares issued and outstanding, including those underlying presently issued and outstanding ADS but excluding all such Ordinary Shares underlying the ADSs issuable upon exercise of the Warrants and excluding any exercise by the underwriters of the option to purchase Ordinary Shares. All ADSs are freely transferable without restriction or additional registration under the Securities Act. The Ordinary Shares held by our directors, officers, and large institutional shareholders are available for sale since the expiration of the lock-up period has occurred. The remaining Ordinary Shares are also available for sale since they are not subject to contractual and legal restrictions on resale. To the extent shares are sold into the market, the market price of the ADSs could decline.

There is presently no public market for the Warrants to purchase ADSs and none is expected to develop.

There is presently no established public trading market for the Warrants and we do not expect a market to develop. Without an active market, the liquidity of the Warrants will be limited. Further, the existence of the Warrants may act to reduce both the trading volume and the trading price of our common stock.

Speculative nature of Warrants.

The Warrants do not confer any rights of ownership of ADSs on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire ADSs at a fixed price for a limited period of time. Specifically, holders of the Warrants may exercise their right to acquire ADSs and pay an initial exercise price of $4.06, subject to adjustment, prior to ten (10) years from the date of issuance, after which date any unexercised Warrants will expire and have no further value. There can be no assurance that the market price of the ADSs will ever equal or exceed the exercise price of the Warrants, and consequently, whether it will ever be profitable for holders of the Warrants to exercise them.

You may not have the same voting rights as the holders of the Ordinary Shares and may not receive voting materials in time to be able to exercise your right to vote.

Holders of ADSs are not shareholders of our company and therefore do not have direct voting rights or the right to attend shareholders’ meetings. ADS holders do have the right to instruct the depositary how to vote the Ordinary Shares underlying their ADSs, but the depositary will only send voting materials to ADS holders if we ask it to. Therefore, you may not receive voting materials or you may not receive voting materials in time to instruct the depositary to vote, and it is possible that you, or persons who hold their ADSs through brokers or other securities intermediaries, will not have the opportunity to exercise a right to vote. The Warrants confer no equity ownership in our company, nor do they provide voting rights until exercised and the underlying ADSs are issued.

You may not receive distributions on the Ordinary Shares represented by the ADSs or any value for them if it is illegal or impractical to make them available to holders of ADSs.

The depositary for the ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on the Ordinary Shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of the Ordinary Shares your ADSs represent. However, in accordance with the limitations set forth in the deposit agreement, it may be unlawful or impractical to make a distribution available to holders of ADSs. We have no obligation to take any other action to permit the distribution of the ADSs, Ordinary Shares, rights or anything else to holders of the ADSs. This means that you may not receive the distributions we make on the Ordinary Shares or any value from them if it is unlawful or impractical to make them available to you. These restrictions may have a material adverse effect on the value of your ADSs.

As a foreign private issuer, we are exempt from a number of U.S. securities laws and rules promulgated thereunder and are permitted to file less information with the SEC than U.S. companies must. This will limit the information available to holders of the ADSs.

We currently qualify as a “foreign private issuer,” as defined in the SEC’s rules and regulations and, consequently, we are not subject to all of the disclosure requirements applicable to companies organized within the U.S. For example, we are exempt from certain rules under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act. In addition, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies. We are also not subject to Regulation FD under the Exchange Act, which would prohibit us from selectively disclosing material nonpublic information to certain persons without concurrently making a widespread public disclosure of such information. Accordingly, there may be less publicly available information concerning our company than there is for U.S. public companies.

As a foreign private issuer, we will file an annual report on Form 20-F within four months of the close of each fiscal year ended April 30 and reports on Form 6-K relating to certain material events promptly after we publicly announce these events. However, because of the above exemptions for foreign private issuers, our shareholders will not be afforded the same protections or information generally available to investors holding shares in public companies organized in the U.S.

As a foreign private issuer, we are not subject to certain Nasdaq corporate governance rules applicable to U.S. listed companies.

We rely on a provision in Nasdaq’s Listed Company Manual that allows us to follow Swedish corporate law and the Swedish Companies Act (SFS 2005:551) (the “Swedish Companies Act”) with regard to certain aspects of corporate governance. This allows us to follow certain corporate governance practices that differ in significant respects from the corporate governance requirements applicable to U.S. companies listed on Nasdaq.

For example, we are exempt from Nasdaq regulations that require a listed U.S. company to:

•	have a majority of the board of directors consist of independent directors;

•	require non-executive directors to meet on a regular basis without management present;

•	promptly disclose any waivers of the code of ethics for directors or executive officers that should address certain specified items;

•	have an independent nominating committee;

•	solicit proxies and provide proxy statements for all shareholder meetings; and

•	seek shareholder approval for the implementation of certain equity compensation plans and issuances of Ordinary Shares.

As a foreign private issuer, we are permitted to, and we will, follow home country practice in lieu of the above requirements. The determination of foreign private issuer is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us as of the end of our second quarter of the current fiscal year. If we do not meet the SEC’s requirements for foreign private issuer, we will be subject to a number of additional rules and regulations, including those identified above, and as a result we may incur significant regulatory compliance costs.

In accordance with our Nasdaq listing, our audit committee is required to comply with the provisions of Section 301 of the Sarbanes-Oxley Act, and Rule 10A-3 of the Exchange Act, both of which are also applicable to Nasdaq-listed U.S. companies. Because we are a foreign private issuer, however, our audit committee is not subject to additional Nasdaq requirements applicable to listed U.S. companies, including an affirmative determination that all members of the audit committee are “independent,” using more stringent criteria than those applicable to us as a foreign private issuer.

We are an “emerging growth company,” as defined in the JOBS Act, and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, the ADS and Ordinary Shares may be less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We cannot predict if investors will find the ADSs or the Ordinary Shares less attractive because we will rely on these exemptions. If some investors find the ADSs or the Ordinary Shares less attractive as a result, there may be a less active trading market for the ADSs or the Ordinary Shares and the price of the ADSs may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year: (a) following the fifth anniversary of the completion of the initial public offering, (b) in which we have total annual gross revenue of at least USD$1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of the Ordinary Shares that is held by non-affiliates exceeds USD$700 million as of the prior October 31; and (2) the date on which we have issued more than USD$1.0 billion in non-convertible debt during the prior three-year period.

If we fail to establish and maintain proper internal controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

Section 404(a) of the Sarbanes-Oxley Act requires that beginning with our annual report for the year ending April 30, 2017, management shall assess and report annually on the effectiveness of our internal control over financial reporting and identify any material weaknesses in our internal controls over financial reporting. Although Section 404(b) of the Sarbanes-Oxley Act requires our independent registered public accounting firm to issue an annual report that addresses the effectiveness of our internal control over financial reporting, we have opted to rely on the exemptions provided in the JOBS Act, and consequently will not be required to comply with SEC rules that implement Section 404(b) of the Sarbanes-Oxley Act until such time as we are no longer an emerging growth company.

Our first Section 404(a) assessment will take place beginning with our annual report for the year ending April 30, 2017. Although remedial activities to address the material weakness identified by our independent registered public accounting firm have been carried out, the presence of a material weakness in previous year could result in financial statement errors which, in turn, could lead to errors in our financial reports or delays in our financial reporting, and could require us to restate our operating results or require our auditors to issue a qualified audit report. For the fiscal years ended April 30, 2015 and April 30, 2014, our independent registered public accounting firm reported to our audit committee that it had identified a material weakness in internal control over financial reporting related to inadequate financial statement preparation and review procedures. See “Our independent registered public accounting firm has advised us that it has identified a material weakness in our internal control over financial reporting relating to inadequate financial statement preparation and review procedures.” In order to maintain and improve the effectiveness of our disclosure controls and procedures and our internal controls over financial reporting, we will need to expend significant resources and provide significant management oversight. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors and employees, entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and divert management’s attention from other business concerns. These changes may not, however, be effective in maintaining the adequacy of our internal controls.

If we are unable to conclude that we have effective internal control over financial reporting or, at the appropriate time, our independent auditors are unwilling or unable to provide us with an unqualified report on the effectiveness of our internal control over financial reporting as required by Section 404(b) of the Sarbanes-Oxley Act, investors may lose confidence in our operating results, the price of the Ordinary Shares could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, we may not be able to remain listed on Nasdaq.

We will incur significant increased costs as a result of operating as a company whose ADSs are publicly traded in the U.S., and our management will be required to devote substantial time to new compliance initiatives.

As a company with publicly traded ADSs in the U.S., we will incur significant legal, accounting, insurance and other expenses that we have not previously incurred. In addition, the Sarbanes-Oxley Act, Dodd-Frank Wall Street Reform Act, Consumer Protection Act and related rules implemented by the SEC and Nasdaq have imposed various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We estimate that our annual compliance expenses will be approximately SEK 3 million in each of the next two fiscal years. Among other matters, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage. These laws and regulations could also make it more difficult and expensive for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of the ADSs, fines, sanctions and other regulatory action and potentially civil litigation.

The rights of our shareholders may differ from the rights typically offered to shareholders of a U.S. corporation.

We are incorporated under Swedish law. The rights of holders of Ordinary Shares and, therefore, certain of the rights of holders of ADSs, are governed by Swedish law, including the provisions of the Swedish Companies Act, and by our Articles of Association. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations.

We may be or may become a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.

Whether we are or may be a PFIC is a complex determination based on the classification of various assets and income under the PFIC rules. Further, a determination as to whether or not we are a PFIC must be made annually and our circumstances may change in any given year. We do not intend to make decisions regarding our business operations with the specific purpose of reducing the likelihood of our becoming a PFIC. Accordingly, our business plan may result in our engaging in activities that could cause us to become a PFIC. If we are or become a PFIC, U.S. Holders may be subject to increased U.S. federal income taxes on a sale or other disposition of our ADSs and on the receipt of certain distributions and will be subject to increased U.S. federal income tax reporting requirements. Moreover, we may not decide to provide the information that would enable U.S. Holders to make an election to treat us as a “qualified electing fund” (a “QEF”), which election could mitigate the adverse U.S. federal income tax consequences of us being classified as a PFIC if we were so classified. See “Taxation — Passive Foreign Investment Company Status” for a more detailed discussion of the consequences if we are treated as a PFIC.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains estimates and forward-looking statements, principally in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Some of the matters discussed concerning our operations and financial performance include estimates and forward-looking statements within the meaning of the Securities Act and the Exchange Act.

These forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors that could cause our actual results of operations, financial condition, liquidity, performance, prospects, opportunities, achievements or industry results, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or suggested by, these forward-looking statements. These forward-looking statements are based on assumptions regarding our present and future business strategies and the environment in which we expect to operate in the future. Important factors that could cause those differences include, but are not limited to:

•	increasing expenses related to clinical studies and development of our product candidates;

•	our ability to obtain funding on acceptable terms or at all;

•	the inherent uncertainty of product development/commercialization of our products;

•	manufacturing and commercialization;

•	patents, including, but not limited to, legal challenges;

•	government regulation and approval, including, but not limited to, the expected regulatory approval dates for Paccal Vet, Paclical, and our other product candidates;

•	current revenue being insufficient to fund operating expenses;

•	future revenue being lower than expected;

•	the level of pricing and reimbursement for our products;

•	increasing competitive pressures in the industry;

•	general economic conditions or conditions affecting demand for the services offered by us in the markets in which it operates, both domestically and internationally, being less favorable than expected;

•	fluctuations in the price of raw materials and utilities;

•	currency fluctuations and hedging risks;

•	worldwide economic and business conditions and conditions in the industries in which we operate;

•	our relationships with our customers and suppliers;

•	increased competition from other companies in the industries in which we operate;

•	changing technology;

•	serious adverse events or other safety risks related to our products;

•	claims for personal injury or death arising from the use of products produced by us;

•	the occurrence of accidents or other interruptions to our production processes;

•	changes in our business strategy or development plans, and our expected level of capital expenses;

•	our ability to attract and retain qualified personnel;

•	regulatory, environmental, legislative and judicial developments;

•	our ability to expand our pipeline of product candidates;

•	our intention to pay dividends; and

•	factors that are not known to us at this time.

Additional factors that could cause actual results, financial condition, liquidity, performance, prospects, opportunities, achievements or industry results to differ materially include, but are not limited to, those discussed under “Risk Factors” in this prospectus. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this prospectus not to occur. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify estimates and forward-looking statements. Estimates and forward-looking statements speak only at the date they were made, and we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. Our future results may differ materially from those expressed in these estimates and forward-looking statements. In light of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus might not occur and our future results and our performance may differ materially from those expressed in these forward-looking statements due to, inclusive of, but not limited to, the factors mentioned above. Because of these uncertainties, you should not make any investment decision based solely on these estimates and forward-looking statements.

EXCHANGE RATE INFORMATION

Fluctuations in the exchange rate between the Swedish krona and the U.S. dollar will affect the U.S. dollar amounts received by owners of the ADSs on conversion of dividends, if any, paid in kronor on the Ordinary Shares and will affect the U.S. dollar price of the ADSs on Nasdaq. The table below shows the period end, average, high and low exchange rates of kronor per U.S. dollar for the periods shown. Average rates are computed by using the noon buying rate of the Federal Reserve Bank of New York for the U.S. dollar on the last business day of each month during the relevant year indicated or each business day during the relevant month indicated. The rates set forth below are provided solely for your convenience and may differ from the actual rates used in the preparation of our consolidated financial statements included in this prospectus and other financial data appearing in this prospectus.

	Period End	Average	High	Low
Year Ended April 30:
2012	6.7274	6.5990	7.0137	5.9968
2013	6.4817	6.6747	7.2655	6.2880
2014	6.5049	6.5244	6.8171	6.3237
2015	8.3778	7.5000	8.8180	6.4864
2016	8.0267	8.4162	8.7679	8.0267
2017	8.8635	8.7403	9.4207	7.9761
Month Ended:
May 2016	8.3360	8.2154	8.3599	7.9761
June 2016	8.5028	8.3043	8.5598	8.1102
July 2016	8.5503	8.5722	8.6797	8.4301
August 2016	8.5689	8.4693	8.5867	8.3580
September 2016	8.5726	8.5311	8.6120	8.4443
October 2016	9.0207	8.8210	9.0646	8.5641
November 2016	9.2548	9.1266	9.2686	8.8938
December 2016	9.0803	9.2070	9.4207	9.0784
January 2017	8.7525	8.9451	9.1583	8.7525
February 2017	9.0098	8.9007	9.0134	8.7176
March 2017	8.9349	8.9147	9.0664	8.7701
April 2017	8.8635	8.9616	9.0635	8.7675
May 2017	8.6788	8.7826	8.9130	8.6731
June 2017	8.4400	8.6779	8.7941	8.4400
July 2017 (through July 21, 2017)	8.2491	8.3701	8.5031	8.2314

PRICE RANGE OF THE ORDINARY SHARES

The Ordinary Shares have been trading on NASDAQ Stockholm under the symbol “OASM” since June 24, 2010, on the Frankfurt Stock Exchange under the symbol “OMAX” since January 24, 2011 and on Nasdaq Capital Markets under symbol “OASM” since October 23, 2015.

The following table sets forth, for the periods indicated, the reported high and low closing sale prices of the Ordinary Shares on NASDAQ Stockholm and, the Frankfurt Stock Exchange and ADSs on NASDAQ Capital Markets, in kronor and U.S. dollars, in Euros and U.S. dollars and U.S dollars, respectively. U.S. dollar per ordinary share amounts have been translated into U.S. dollars at $1.00 = SEK 8.2491 and $1.00 = €0.858 based on the certified foreign exchange rates published by the Federal Reserve Bank of New York on July 21, 2017.

NASDAQ Stockholm

	Krona		Dollar
	Price Per Ordinary Share		Price Per Ordinary Share
	High	Low	High	Low
Annual (Year Ended April 30):
2012	14.60	6.60	1.77	0.80
2013	13.55	4.70	1.64	0.57
2014	29.80	10.00	3.61	1.21
2015	23.00	18.30	2.79	2.22
2016	19.20	8.30	2.33	1.01
2017	13.75	5.00	1.67	0.61
Quarterly (Fourth Quarter Ended April 30):
First Quarter 2015	23.00	18.80	2.79	2.28
Second Quarter 2015	22.10	18.30	2.68	2.22
Third Quarter 2015	20.80	18.30	2.52	2.22
Fourth Quarter 2015	22.50	19.00	2.73	2.30
First Quarter 2016	19.20	17.00	2.33	2.06
Second Quarter 2016	18.30	11.25	2.22	1.36
Third Quarter 2016	12.65	10.15	1.53	1.23
Fourth Quarter 2016	13.20	8.30	1.60	1.01
First Quarter 2017	13.75	8.90	1.67	1.08
Second Quarter 2017	10.60	7.70	1.28	0.93
Third Quarter 2017	10.45	7.90	1.27	0.96
Fourth Quarter 2017	8.15	5.00	0.99	0.61
First Quarter 2018 (through July 26, 2017)	6.95	2.94	0.84	0.36
Most Recent Six Months:
February 2017	8.15	6.45	0.99	0.78
March 2017	6.35	5.00	0.77	0.61
April 2017	6.80	6.35	0.82	0.77
May 2017	6.95	5.10	0.84	0.62
June 2017	5.30	3.09	0.64	0.37
July 2017(through July 26, 2017)	3.33	2.94	0.40	0.36

Frankfurt Stock Exchange

	Euro		Dollar
	Price Per Ordinary Share		Price Per Ordinary Share
	High	Low	High	Low
Annual (Year Ended April 30):
2012	1.60	0.71	1.86	0.83
2013	1.63	0.53	1.90	0.62
2014	3.31	1.13	3.86	1.32
2015	2.48	1.87	2.89	2.18
2016	2.10	0.89	2.45	1.04
2017	1.45	0.52	1.69	0.61
Quarterly (Fourth Quarter Ended April 30):
First Quarter 2015	2.48	1.99	2.89	2.32
Second Quarter 2015	2.41	1.93	2.81	2.25
Third Quarter 2015	2.21	1.87	2.58	2.18
Fourth Quarter 2015	2.36	2.00	2.75	2.33
First Quarter 2016	2.10	1.76	2.45	2.05
Second Quarter 2016	1.93	1.18	2.25	1.38
Third Quarter 2016	1.35	1.06	1.57	1.24
Fourth Quarter 2016	1.40	0.89	1.63	1.04
First Quarter 2017	1.33	0,96	1.55	1.12
Second Quarter 2017	1.09	0.77	1.27	0.90
Third Quarter 2017	1.04	0,79	1.21	0.92
Fourth Quarter 2017	0.86	0,52	1.00	0.61
First Quarter 2018 (through July 26, 2017)	0.70	0.29	0.82	0.34
Most Recent Six Months:
February 2017	0.86	0.67	1.00	0.78
March 2017	0.63	0.52	0.73	0.61
April 2017	0.70	0.62	0.82	0.72
May 2017	0.70	0.51	0.82	0.59
June 2017	0.54	0.30	0.63	0.35
July 2017 (through Jul 26, 2017)	0.32	0.29	0.37	0.34

PRICE RANGE OF THE ADSs

Nasdaq Capital Markets under symbol “OASM” since October 23, 2015. As of April 30, 2017, we had 838,505ADSs outstanding. One ADS represents three ordinary shares. See “Description of the American Depositary Shares” for a description of the rights attaching to the ADSs.

	Dollar
	Price Per ADS (1)
	High	Low
Annual (Year Ended April 30):
2016 (from listing October 23, 2015)	4.70	2.94
2017	5.15	1.39
Quarterly (Fourth Quarter Ended April 30):
Second Quarter 2016 (from listing October 23, 2015)	4.29	3.70
Third Quarter 2016	4.29	3.26
Fourth Quarter 2016	4.70	2.94
First Quarter 2017	5.15	3.00
Second Quarter 2017	3.69	2.51
Third Quarter 2017	3.7	2.53
Fourth Quarter 2017	2.91	1.39
First Quarter 2018 (through July 25, 2017)	2.26	0.88
Most Recent Six Months:
February 2017	2.91	1.82
March 2017	2.44	1.39
April 2017	2.38	1.82
May 2017	2.26	1.8
June 2017	1.97	0.88
July 2017 (through July 25, 2017)	1.25	0.95

(1)	Each ADS represents three (3) Ordinary Shares.

USE OF PROCEEDS

We will receive up to $5,199,845 in the aggregate from the exercise of Warrants, assuming that their holders exercise in full, on a cash basis, the Warrants to purchase 1,280,750 ADSs that are being offered by us under this prospectus. We would expect that proceeds of any such exercise of Warrants would be used for working capital.

DIVIDEND POLICY

Since our inception, we have not declared or paid any dividends on the Ordinary Shares. We intend to retain any earnings for use in our business and do not currently intend to pay dividends on the Ordinary Shares. The declaration and payment of any future dividends will be at the discretion of our board of directors and will depend upon our results of operations, cash requirements, financial condition, contractual restrictions, restrictions imposed by our indebtedness, any future debt agreements or applicable laws and other factors that our board of directors may deem relevant.

See “Description of American Depositary Shares — Dividends and Other Distributions” for more information on the procedure for awarding dividends to nonresidents of Sweden.

DESCRIPTION OF THE ORDINARY SHARES

General

We were founded in accordance with Swedish law on April 15, 1988 and were registered with the Swedish Company Registration Office on September 22, 1988. Our original name was ZOOFACKHANDELNS SERVICE I SÖDERTÄLJE Aktiebolag, and our original focus was on offering services to pet stores such as furniture leasing. We changed our name to Oasmia Pharmaceutical AB on October 12, 1999.

We have four wholly owned subsidiaries: Qdoxx Pharma AB, Oasmia Incentive AB, Oasmia Pharmaceutical Inc. and Oasmia Pharmaceutical Asia Pacific Ltd.

Ordinary Shares

At the closing of the Company’s initial public offering (see “Related Party Transactions — Stock Lending Agreement” for the mechanics of closing and the timing of share issuances), 104,875,744 Ordinary Shares were issued and outstanding, each with a quota (par) value SEK 0.10, entailing an increase of our share capital of up to SEK 701,760. Due to over-allotment the total number of shares issued and outstanding after the closing of the offering was 105,542,644, each with a quota (par) value SEK 0.10, entailing an increase of our share capital of SEK 666,900. All of our outstanding Ordinary Shares have been validly issued, fully paid and non-assessable, and are not redeemable and do not have any preemptive rights other than under the Swedish Companies Act as described below. In accordance with our Articles of Association, all of the Ordinary Shares are in one class of shares, denoted series A. As of the date of this prospectus, we had 134,000,000 authorized Ordinary Shares.

The development in the number of shares since 2011 is shown below.

Year	Transaction	Nominal value	Subscription Price per share (SEK)		Increase in number of shares	Increase in share capital (SEK)	Total number of shares	Total share capital (SEK)
2011	Private placement (1)	0.10	9.30		5,161,290	516,129	57,240,631	5,724,063.10
2012	Preferential rights issue	0.10	5.00	(2)	24,531,699	2,453,169.90	81,772,330	8,177,233.00
2014	Private placement (1)	0.10	19.00		3,800,000	380,000	85,572,330	8,557,233.00
2014	Private placement (1)	0.10	20.00		2,500,000	250,000	88,072,330	8,807,233.00
2014	Preferential rights issue (3)	0.10	18.00		9,785,814	978,581.40	97,858,144	9,785,814.40
2015	IPO Placement (4)	0.10	11.53		7,017,600	701,760.00	104,875,744	10,487,574.40
2015	IPO over-allotment (4)	0.10	11.63		666,900	66,690.00	105,542,644	10,554,264.40
2016	Private placement (1)	0.10	10.50		1,666,666	250,000	107,209,310	10,720,931.00

2016	Private placement (1)	0.10	8.00	8,750,000	875,000	115,959,310	11,595,931.00
2016	Placement to acquire asset (5)	0.10	8.12	3,080,000	308,000	119,039,310	11,903,931.00
2017	Conversion of convertibles	0.10	5.95	7,058,856	705,885.60	126,098,166	12,609,816.60
2017	Preferential rights issue(6)	0.10	3.25	50,439,266	5,043,926.60	176,537,432	17,653,743.20

(1)	Private placement to a limited number of institutional actors and other major investors.

(2)	Corresponds to a discount of approximately 17% compared to the theoretical share price share price following the detachment of subscription rights, based on our closing share price on October 17, 2012.

(3)	No discount was given. Nexttobe converted part of Oasmia’s debt to shares in the preferential rights issue.

(4)	IPO in connection with the US listing.

(5)	Acquisition of product candidate KB9520 from Karo Pharma AB

(6)	Preferential rights issue performed in July 2017. At the time of filing of this report the new issued shares had still not been registered at the Swedish Companies Registration office.

There were no special terms or installment payments for any of the transactions listed above. There have been no changes in voting rights since we were listed on NASDAQ Stockholm in 2010, and during this period as a listed company, there has not been any reduction of amount of capital.

The completion of the initial public offering, including the over-allotment, resulted in a dilution of our existing shareholders that did not participate in the offering by 7.24%. If all Warrants are fully exercised the total dilution would be 10.65%.

Below are summaries of the material provisions of our Articles of Association and of related material provisions of the Swedish Companies Act. The summaries do not purport to be complete.

Object of the Company

Our object is set forth in Section 3 of our Articles of Association and is to conduct research and development, manufacturing, marketing and sale of pharmaceuticals, human and veterinary, and any other activities compatible therewith.

The Powers of the Directors

Our board of directors shall direct our policy and shall supervise the performance of our CEO and his actions. Our board of directors may exercise all powers that are not required under the Swedish Companies Act or under our Articles of Association to be exercised or taken by our shareholders.

Number of Directors

Our Articles of Association provides that our board of directors shall consist of three to eight members, with no more than three deputy members. Our board of directors currently has four members, with no deputy members.

Rights Attached to Shares

All of the Ordinary Shares have equal rights to our assets and earnings, and are entitled to one vote at the annual general meeting. At the general meeting, every shareholder may vote to the full extent of their shares held or represented, without limitation. Each Ordinary Share entitles the shareholder to the same preferential rights related to issues of shares, warrants and convertible bonds relative to the number of shares they own and have equal rights to dividends and any surplus capital upon liquidation. Shareholder’s rights can only be changed in accordance with the procedures set out in the Swedish Companies Act. Transfers of shares are not subject to any restrictions.

Preemptive Rights

Under the Swedish Companies Act, shareholders of any class of shares have a preemptive right to subscribe for shares issued of any class in proportion to their shareholdings. The preemptive right to subscribe does not apply in respect of shares issued for consideration other than cash or of shares issued pursuant to convertible debentures or warrants previously granted by the company. The preemptive right to subscribe for new shares may also be set aside by a resolution passed by two-thirds of both the votes cast and the shares represented at the shareholders’ meeting resolving the issue or the authorization of the Board to issue.

Our shareholders will have preferential rights to subscribe for new shares in proportion to the number of shares they own. If this rights offering is not fully subscribed with shares with subscription rights, then an allocation of new shares without subscription rights will be made. Such shares shall first be allocated to persons who have subscribed for new shares with subscription rights, whether these shares were held of record or not. If a certain minimum amount by which our share capital shall be increased was provided in the resolution authorizing the issue and this amount is not reached, the resolution shall lapse, in which case any sums paid for subscribed shares shall be refunded.

Voting at Shareholder Meetings

Under the Swedish Companies Act, shareholders of record as of the record date are entitled to vote at a general meeting (in person or by appointing a proxyholder). Shareholders who have their shares registered through a nominee and wish to exercise their voting rights at a general meeting must request to be temporary registered as a shareholder of record at the record date.

Annual and Special Meetings

The annual general meeting is our highest decision-making body, and serves as an opportunity for our shareholders to make decisions regarding our affairs. Shareholders who are registered in the share register held by Euroclear Sweden AB five days before the meeting and have notified us no later than the date specified in the notice described below have the right to participate in the annual general meeting, either in person or by a representative. All shareholders have the same participation and voting rights at the annual general meeting. At the annual general meeting, members of the board of directors are elected, the criteria for the nomination committee are established, and a vote is held on whether the board of directors and the CEO will be discharged from any potential liabilities for the previous fiscal year. If applicable, auditors are elected as well. Decisions are made concerning establishment of financial reports, allocation of earnings, fees for the board of directors and the auditors, guidelines for the remuneration of the CEO and other managers and other essential matters that require a decision by the meeting. Most decisions require a simple majority but the Swedish Companies Act dictates other thresholds in certain instances. See “— Differences in Corporate Law — Shareholder Vote on Certain Transactions.”

Shareholders have the right to have an issue discussed at the annual general meeting. In order for us to include the issue in the notice of the annual general meeting, a request of issue discussion must be received by us seven weeks before the meeting. Any request for the discussion of an issue at the annual general meeting shall be made to the board of directors.

The arrangements for the calling of general meetings are described below in “— Differences in Corporate Law — Annual General Meeting” and “— Differences in Corporate Law — Special Meeting.”

Notices

The Swedish Companies Act requirements for notice are described below in “— Differences in Corporate Law — Notices.”

Subject to our Articles of Association, we must publish the full notice of a general meeting on our homepage and in the Swedish Official Gazette, and must also publish in the Dagens Nyheter, a daily Swedish newspaper, that such notice has been published. The notice of the annual general meeting will be published six to four weeks before the meeting. The notice must include an agenda listing each item that shall be voted upon at the meeting. Pursuant to the Swedish Code of Corporate Governance (the “Swedish Code”), which does not carry the force of law but is considered ideal corporate governance practice for Swedish companies whose shares trade on a regulated market, we shall, as soon as the time and venue of a shareholders’ meeting have been decided, and no later than in conjunction with the third quarter report, post such information on our website.

Record Date

Under the Swedish Companies Act, in order for a shareholder to participate in a shareholders’ meeting, the holder must have his or her shares registered in his or her own name in the shareholders’ register on the fifth business day prior to the date of the shareholders’ meeting. In accordance with section 8 of our Articles of Association, shareholders must give notice of their intention to attend the shareholders’ meeting no later than the date specified in the notice.

Amendments to the Articles

Under the Swedish Companies Act, an amendment of our Articles of Association requires a resolution passed at a shareholders meeting. The number of votes required for a valid resolution depends on the type of amendment, however, any amendment must be approved by not less than two-thirds of the votes cast and represented at the meeting. The board of directors is not allowed to make amendments to the Articles of Association absent shareholder approval.

Provisions Restricting Change in Control of Our Company

Neither our Articles of Association nor the Swedish Companies Act contains any restrictions on change of control.

Differences in Corporate Law

The applicable provisions of the Swedish Companies Act differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Swedish Companies Act applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections. We are not subject to Delaware law but are presenting this description for comparative purposes. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and Swedish law.

Number of Directors

Sweden.   Under the Swedish Companies Act, a public company shall have a board of directors consisting of at least three board members. More than half of the directors shall be resident within the European Economic Area (unless otherwise approved by the Swedish Companies Registration Office). The actual number of board members shall be determined by a shareholders’ meeting, within the limits set out in the company’s articles of association. Under the Swedish Code, only one director may also be a senior executive of the relevant company or a subsidiary. The Swedish Code includes certain independence requirements for the directors, and requires the majority of directors be independent of the company and at least two directors also be independent of major shareholders.

Delaware. Under the Delaware General Corporation Law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws. The Delaware General Corporation Law does not address director independence, though Delaware courts have provided general guidance as to determining independence, including that the determination must be both an objective and a subjective assessment.
Removal of Directors
Sweden. Under the Swedish Companies Act, directors appointed at a general meeting may be removed by a resolution adopted at a general meeting, upon the affirmative vote of a simple majority of the votes cast.

Delaware.   Under the Delaware General Corporation Law, unless otherwise provided in the certificate of incorporation, directors may be removed from office, with or without cause, by a majority stockholder vote, though in the case of a corporation whose board is classified, stockholders may effect such removal only for cause.

Vacancies on the Board of Directors
Sweden. Under the Swedish Companies Act, if a board member’s tenure should terminate prematurely, the other members of the board of directors shall take measures to appoint a new director for the remainder of the term, unless the outgoing board member was an employee representative. If the outgoing board member was elected by the shareholders, then the election of a new board member may be deferred until the time of the next annual general meeting, providing there are enough remaining board members to constitute a quorum.	Delaware. Under the Delaware General Corporation Law, vacancies on a corporation's board of directors, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors.

Annual General Meeting
Sweden. Under the Swedish Companies Act, within six months of the end of each fiscal year, the shareholders shall hold an ordinary general meeting (annual general meeting) at which the board of directors shall present the annual report and auditor's report and, for a parent company which is obliged to prepare group accounts, the group accounts and the auditor's report for the group. Shareholder meetings shall be held in the city where the board of directors holds its office. The minutes of a shareholders’ meeting must be available on the company’s website no later than two weeks after the meeting.	Delaware. Under the Delaware General Corporation Law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws. If a company fails to hold an annual meeting or fails to take action by written consent to elect directors in lieu of an annual meeting for a period of 30 days after the date designated for the annual meeting, or if no date was designated, 13 months after either the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, whichever is later, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director. The Delaware General Corporation Law does not require minutes of stockholders’ meetings to be made public.

Special Meeting

Sweden.   Under the Swedish Code, a board of directors may call an extraordinary general meeting if a shareholder minority representing at least ten per cent of the company’s shares so requests, and under both the Swedish Code and the Swedish Companies Act, the board of directors may convene an extraordinary general meetings whenever it believes reason exists to hold a general meeting prior to the next ordinary general meeting. The board of directors shall also convene an extraordinary general meeting when an auditor of the company or owners of not less than one-tenth of all shares in the company demand in writing that such a meeting be convened to address a specified matter.

Delaware. Under the Delaware General Corporation Law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notices
Sweden. Under the Swedish Companies Act, a general meeting of shareholders must be preceded by a notice. The notice of the annual general meeting of shareholders must be issued no sooner than six weeks and no later than four weeks before the date of an annual general meeting. In general, notice of other extraordinary general meetings must be issued no sooner than six weeks and no later than three weeks before the meeting. Public limited companies must always notify shareholders of a general meeting by advertisement in the Swedish Official Gazette and on the company’s website.	Delaware. Under the Delaware General Corporation Law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Preemptive rights

Sweden.   Under the Swedish Companies Act, shareholders of any class of shares have a preemptive right (Sw. företrädesrätt) to subscribe for shares issued of any class in proportion to their shareholdings. The preemptive right to subscribe does not apply in respect of shares issued for consideration other than cash or of shares issued pursuant to convertible debentures or warrants previously granted by the company. The preemptive right to subscribe for new shares may also be set aside by a resolution passed by two thirds of the votes cast and shares represented at the shareholders’ meeting resolving upon the issue.

Delaware. Under the Delaware General Corporation Law, unless otherwise provided in a corporation’s certificate of incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation's stock.

Shareholder Vote on Certain Transactions
Sweden.   In matters which do not relate to elections and are not otherwise governed by the Swedish Companies Act or the Articles of Association, resolutions shall be adopted at the general meeting by a simple majority of the votes cast. In the event of a tied vote, the chairman shall have the casting vote. For matters concerning securities of the company, such as new share issuances, and other transactions such as private placements, mergers, and a change from a public to a private company (or vice-versa), the articles of association may only prescribe thresholds which are more greater than those provided in the Swedish Companies Act.

Unless otherwise prescribed in the articles of association, the person who receives the most votes in an election shall be deemed elected. In general, a resolution involving the alteration of the articles of association shall be valid only when supported by shareholders holding not less than two-thirds of both the votes cast and the shares represented at the general meeting. The Swedish Companies Act lays out numerous exceptions for which a higher threshold applies, including restrictions on certain rights of shareholders, limits on the number of shares shareholders may vote at the general meeting, and changes in the legal relationship between shares.	Delaware. Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation's assets or dissolution requires: (i) the approval of the board of directors; and (ii) approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The Bank of New York Mellon, as depositary, has registered and delivered American Depositary Shares, also referred to as ADSs. Each ADS represents three (3) Ordinary Shares (or a right to receive three (3) Ordinary Shares) deposited with the principal Stockholm office of Skandinaviska Enskilda Banken AB, acting as custodian for the depositary (but see “Related Party Transactions — Stock Lending Agreement” for the mechanics of closing and the timing of share issuances). Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Swedish law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided under the heading “Where You Can Find Additional Information” on page 54.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on Ordinary Shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash.

The depositary will convert any cash dividend or other cash distribution we pay on the Ordinary Shares into U.S. Dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See the heading “” appearing on page 102. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares.

The depositary may distribute additional ADSs representing any Ordinary Shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new Ordinary Shares. The depositary may sell a portion of the distributed Ordinary Shares (or ADSs representing those Ordinary Shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares.

If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions.

The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, Ordinary Shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive Ordinary Shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs for the purpose of withdrawal at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Ordinary Shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited Ordinary Shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they much reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Sweden and the provisions of our articles of association or similar documents, to vote or to have its agents vote the Ordinary Shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the Ordinary Shares. However, you may not know about the meeting enough in advance to withdraw the Ordinary Shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your Ordinary Shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your Ordinary Shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders
$.05 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Persons depositing or withdrawing shares or ADS holders must pay:	For:
Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as an agent, fiduciary or broker on behalf of any other person and earns revenue, including, without limitation, fees and spreads that it will retain for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion will be the most favorable rate that could be obtained at the time or as to the method by which that rate will be determined, subject to its obligations under the deposit agreement.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your American Depositary Shares to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•	we delist our Ordinary Shares from an exchange on which they were listed and do not list the shares on another exchange;

•	we appear to be insolvent or enter insolvency proceedings;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if we are or it is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of Ordinary Shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying Ordinary Shares at any time except:

•	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders' meeting; or (iii) we are paying a dividend on our shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying Ordinary Shares. This is called a pre-release of the ADSs. The depositary may also deliver Ordinary Shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying Ordinary Shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days' notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is feature of DRSs that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

DESCRIPTION OF THE WARRANTS

The following summary of certain terms and provisions of the Warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the form of the ADS Warrant Agreement, also referred to as the Warrant Agreement, under which the Warrants are issued and which governs the terms and conditions of the Warrants and which is filed as an exhibit to the registration statement of which this prospectus is a part of. Prospective investors should carefully review the terms and conditions of the Warrants.

Exercisability

For every two initial ADSs sold, we will issue one Warrant to purchase one ADS. The ADS and Warrants will be separately issued, but will be sold in equal proportions. The Warrants are immediately exercisable at any time up to the date that is ten (10) years from the closing date of this offering. The Warrants will be exercisable, at the option of each holder by delivering to the Warrant Agent a duly executed exercise notice together with the Warrants to be exercised and payment in full of the exercise price for the number of ADS purchased upon such exercise, together with the ADS issuance fee of $0.05 per ADS and other applicable charges and taxes. Unless otherwise provided in the Warrant Agreement, the holder will not have the right to exercise Warrants to the extent that the holder (together with its affiliates), after giving effect to the exercise, would beneficially own in excess of 4.99% of the outstanding ordinary shares outstanding, after giving effect to the exercise, as such percentage ownership is determined in accordance with the Warrant Agreement.

Exercise Price

The initial exercise price per ADS purchasable upon exercise of the Warrants is $4.06 per ADSs. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the ordinary shares or the ADSs and also upon any distributions of assets, including cash, stock or other property to the holders of ordinary shares.

Form and Transferability

The Warrants are registered securities in certificated form. You may hold Warrants (i) directly by having a Warrant Certificate evidencing a specific number of Warrants registered in your name or (ii) indirectly by holding a security entitlement in Warrants through your broker or other securities intermediary that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold Warrants directly, you are a registered Warrant holder, also referred to as a Warrant holder. This description assumes you are a Warrant holder. If you hold the Warrants indirectly, you must rely on the procedures of your broker or other securities intermediary to assert the rights of Warrant holders described in this section. You should consult with your broker or other securities intermediary to find out what those procedures are.

Subject to applicable laws, a transfer of Warrants may be registered at the option of the holder upon surrender of the Warrants to the Warrant Agent, together with the appropriate instruments of transfer.

Warrant Agreement and Warrant Agent.

The Warrants will be issued in registered form under the Warrant Agreement between The Bank of New York Mellon, as Warrant Agent, and us.

Fundamental Transaction

If, at any time while the Warrants are outstanding, (1) we consolidate or merge with or into another corporation and we are not the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of the ordinary shares are permitted to sell, tender or exchange their ordinary shares for other securities, cash or property and has been accepted by the holders of 50% or more of the ordinary shares, (4) we effect any reclassification or recapitalization of the ordinary shares or any compulsory exchange pursuant to which the ADSs are converted into or exchanged for other securities, cash or property, or (5) we consummate a securities purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of the outstanding ADSs, each, a “Fundamental Transaction”, then upon any subsequent exercise of Warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of ADSs then issuable upon exercise of those Warrants, and any additional consideration payable as part of the Fundamental Transaction.

Rights as a Stockholder

Except as otherwise provided in the Warrant Agreement, a holder of Warrants, as such, does not have the rights or privileges of a holder of the ADSs, including any voting rights, until the holder exercises those Warrants and ADSs underlying the Warrants are issued.

TAXATION

PROSPECTIVE PURCHASERS ARE HEREBY NOTIFIED THAT THEY SHOULD SEEK SPECIFIC ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX RULES AS WELL AS ANY APPLICABLE STATE, LOCAL, NON-U.S. OR OTHER TAX CONSEQUENCES TO THEM AS A RESULT OF THEIR PURCHASE, OWNERSHIP AND DISPOSITION OF THE ADSs.

Material U.S. Federal Income Tax Considerations

Subject to the limitations described below, the following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of ADSs to a “U.S. Holder.” Non-U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of ADSs to them. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of ADSs that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax purposes regardless of its source; or

•	a trust (A) if a court within the U.S. is able to exercise primary jurisdiction over the trust’s administration and one or more U.S. persons have the authority to control all its substantial decisions, or (B) if, in general, it was in existence on August 20, 1996, was treated as a U.S. person under the Code (as defined below) on the previous day and made a valid election to continue to be so treated.

The term “Non-U.S. Holder” means a beneficial owner of ADSs that, for U.S. federal income tax purposes, is or is treated as an individual, corporation, trust or estate and is not a U.S. Holder. The term “Holder” means U.S. Holders and Non-U.S. Holders.

This discussion is based on current provisions of the Internal Revenue Code of 1986 (the “Code”), applicable U.S. Treasury Regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and any change could affect the continuing accuracy of this discussion. We will not seek a ruling from the Internal Revenue Service (the “IRS”) with regard to the U.S. federal income tax treatment of the ADSs and, therefore, there can be no assurance that the IRS will agree with the conclusions set forth below.

This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each person’s decision to purchase ADSs. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular U.S. Holder based on its particular circumstances. In particular, this discussion considers only U.S. Holders that will own ADSs as capital assets within the meaning of section 1221 of the Code and does not address the potential application of U.S. federal alternative minimum tax or the U.S. federal income tax consequences to U.S. Holders that are subject to special treatment, including:

•	broker dealers or insurance companies;

•	U.S. Holders who have elected mark-to-market accounting;

•	tax-exempt organizations or pension funds;

•	regulated investment companies, real estate investment trusts, insurance companies, financial institutions or “financial services entities”;

•	U.S. Holders who hold ADSs as part of a “straddle,” “hedge,” “constructive sale” or “conversion transaction” or other integrated investment;

•	U.S. Holders who own or owned, directly, indirectly or by attribution, at least 10% of the voting power of our Ordinary Shares;

•	U.S. Holders whose functional currency is not the U.S. Dollar;

•	persons holding ADSs in connection with a trade or business outside of the United States; and

•	certain expatriates or former long-term residents of the United States.

This discussion does not consider the tax treatment of holders that are partnerships (including entities treated as partnerships for U.S. federal income tax purposes) or other pass-through entities or persons who hold ADSs through a partnership or other pass-through entity. Partnerships or partners of a partnership holding any ADSs should consult their own tax advisors regarding the tax considerations associated with holding ADSs. In addition, this discussion does not address any aspect of state, local or non-U.S. tax laws, or the possible application of U.S. federal gift or estate tax.

Taxation of Dividends Paid on ADSs

Assuming that we are not a PFIC (as discussed below), a U.S. Holder will be required to include in gross income as a dividend the U.S. Dollar amount of any distribution paid on ADSs, including the amount of non-U.S. taxes, if any, withheld from the amount paid, on the date the distribution is received to the extent the distribution is paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions in excess of such earnings and profits will be applied against and will reduce the U.S. Holder’s basis in its ADSs and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of ADSs. We do not intend to calculate our earnings and profits for U.S. federal income tax purposes. Therefore, a U.S. Holder should expect that a distribution generally will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital under the rules set forth above.

Dividends are generally taxed at ordinary income rates. However, a maximum U.S. federal income tax rate of 20% will apply to “qualified dividend income” received by individuals (as well as certain trusts and estates), provided that certain eligibility requirements are met. In particular, a U.S. Holder will not be entitled to this rate: (i) if the U.S. Holder has not held our ADSs for at least 61 days of the 121-day period beginning on the date which is 60 days before the ex-dividend date; or (ii) to the extent the U.S. Holder is under an obligation to make related payments on substantially similar or related property. Any days during which a U.S. Holder has diminished its risk of loss on our ADSs are not counted towards meeting the 61-day holding period. “Qualified dividend income” includes dividends paid on shares of “qualified foreign corporations” (which term excludes PFICs) if the foreign corporation is eligible for the benefits of a comprehensive income tax treaty with the United States which contains an exchange of information program (a “qualifying treaty”). If we are a PFIC in the year in which a dividend is paid or the preceding year, we will not be a “qualified foreign corporation” and the dividend will not qualify for the reduced rate of tax (even assuming that a reduced rate is available at such time). Because of the uncertainty of these matters, including whether or not we are or will be a PFIC, there is no assurance that any dividends paid on the ADSs will be eligible for these preferential rates in the hands of such a U.S. Holder, and any dividends paid on the ADSs that are not eligible for these preferential rates will be taxed as ordinary income to U.S. Holders. Dividends received by corporate shareholders do not qualify for the preferential tax rate discussed above; moreover, dividends from a non-U.S. corporation generally will not qualify for the dividends received deduction generally available to U.S. corporate shareholders.

Distributions paid on our ADSs generally will be foreign-source passive income for U.S. foreign tax credit purposes.

Taxation of the Sale or Exchange of ADSs

Unless a non-recognition rule applies, on a sale, exchange or other disposition of ADSs, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the U.S. Dollar amount realized on such sale or exchange and the U.S. Holder’s adjusted tax basis in such ADSs determined in U.S. Dollars. The initial tax basis of ADSs to a U.S. Holder will be the U.S. Holder’s U.S. Dollar cost for ADSs.

Subject to the application of the PFIC rules discussed below, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period of the ADSs exceeds one year at the time of the disposition. Individual U.S. Holders are generally subject to a maximum tax rate of 20% on long-term capital gain. Corporate U.S. Holders do not have a preferential rate on capital gains and their capital gain income generally is subject to U.S. federal income tax at the same rate as ordinary income. The deductibility of capital losses is subject to limitations. Gain or loss recognized by a U.S. Holder on a sale or exchange of ADSs generally will be treated as U.S.-source income or loss for U.S. foreign tax credit purposes.

Taxation on Exercise, Sale or Lapse of Warrants

There are no tax consequences to U.S. Holders on the exercise of the Warrants. A U.S. Holder’s tax basis in the ADSs acquired through the exercise of the Warrants is the exercise price plus the cost of the warrants ($.01 per Warrant). A U.S. Holder’s holding period in shares acquired through an exercise of the warrants commences on the date of exercise. The ADSs so acquired are then treated in the same manner as the U.S. Holder’s other ADSs, discussed above (and are also subject to the PFIC rules discussed below).

If a U.S. Holder sells the Warrants, he will recognize gain to the extent that the proceeds of the sale exceed his tax basis in the Warrants. For individual U.S. Holders this gain will be long term capital gain if the Warrants have been held for more than a year at the time of sale, and short-term capital gain if held for a year or less.

No gain is recognized by a U.S. Holder on the expiration of the Warrants. A U.S. Holder would have a capital loss on the expiration of the Warrants equal to his tax basis in the Warrants.

Foreign Tax Credit Considerations

We expect that we will be required to withhold non-U.S. taxes upon payment to a U.S. Holder of a dividend. If any such withholding were required, a U.S. Holder will have the option of claiming the amount of any non-U.S. income taxes withheld on a dividend distribution either as a deduction from gross income or as a dollar-for-dollar credit against its U.S. federal income tax liability. The amount of foreign income taxes that may be claimed as a credit in any year is subject to complex limitations, which must be determined on an individual basis by each U.S. Holder.

Passive Foreign Investment Company Status

If 75% or more of our gross income in any taxable year (including our pro rata share of the gross income of any company treated as a corporation for U.S. federal income tax purposes, U.S. or foreign, in which we are considered to own, directly or indirectly, 25% or more of the shares by value) is passive income, or alternatively, if 50% or more of our assets in any taxable year (averaged quarterly over the year and ordinarily determined based on fair market value and including its pro rata share of the assets of any company treated as a corporation for U.S. federal income tax purposes, U.S. or foreign, in which we are considered to own, directly or indirectly, 25% or more of the shares by value) are held for the production of, or produce, passive income, then we will be a PFIC. Passive income includes interest, dividends, certain royalties, certain rents and annuities, and amounts derived by the investment of funds raised in this and other offerings. The determination of whether we are a PFIC is made annually and is based upon the composition of our income and assets (including, among others, entities in which we hold at least a 25% interest), and the nature of our activities. Further, each of our subsidiaries is separately tested to determine if it is a PFIC, and even if we were not a PFIC one or more of our subsidiaries may be a PFIC.

Based on the Code, Treasury Regulations promulgated under the Code and IRS guidance, there can be no assurance that we are not a PFIC now and if not a PFIC now, that we will not become a PFIC in the future. If we are a PFIC, and a U.S. Holder does not make an election to treat us as a “qualified electing fund” (a “QEF”) or did not make a mark-to-market election (as described below) the following consequences would arise:

•	Excess distributions by us to such a U.S. Holder would be taxed in a special way. “Excess distributions” are amounts received by a U.S. Holder with respect to the ADSs in any taxable year that exceed 125% of the average distributions received by such U.S. Holder from us in the shorter of either the three previous years or such U.S. Holder’s holding period for ADSs before the current taxable year. Excess distributions must be allocated ratably to each day that a U.S. Holder has held the ADSs. A U.S. Holder must include amounts allocated to the current taxable year and amounts allocated to certain years prior to us being a PFIC in its gross income as ordinary income for that year. A U.S. Holder must pay tax on amounts allocated to each prior taxable year when we were a PFIC at the highest rate in effect for that year on ordinary income and the tax is subject to an interest charge at the rate applicable to deficiencies for income tax.

•	A disposition of shares in, or a distribution by, one of our subsidiaries that is a PFIC will trigger the excess distributions rules described above.

•	The entire amount of gain that is realized by a U.S. Holder upon the sale or other disposition of ADSs will also be considered an excess distribution and will be subject to tax as described above.

•	A U.S. Holder’s tax basis in shares of the ADSs that were acquired from a decedent would not receive a step-up to fair market value as of the date of the decedent’s death but would instead be equal to the decedent’s basis, if lower.

In addition, if we are a PFIC, the lower rate of taxation applicable to qualified dividend income derived by certain non-corporate U.S. Holders as discussed above would not apply to dividends paid with respect to our ADSs.

If a U.S. Holder of PFIC shares makes a timely QEF election with respect to its PFIC shares, then in lieu of the consequences described above, the U.S. Holder would be required to include in income each year its pro-rata share of the PFIC’s net capital gain and ordinary income. If we are a PFIC, we would need to make available the information necessary in order for a U.S. Holder to make this election, but, assuming that we are characterized as a PFIC, we have not made a decision as to whether or not it would make this information available. Therefore, U.S. Holders should not assume that they would be able to make a QEF election with respect to the ADSs.

Alternatively, a U.S. Holder that holds “marketable stock” in a PFIC may avoid the imposition of the additional tax and interest described above by making a mark-to-market election in the first year of its holding period for its PFIC shares. We believe that the ADSs will be “marketable stock” for purposes of the mark-to-market election. Generally, stock will be considered “marketable stock” if it is “regularly traded” on a “qualified exchange” within the meaning of the applicable Treasury regulations. A class of stock is regularly traded during any calendar year during which such class of stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. However, there can be no certainty that the ADSs will be sufficiently traded such as to be treated as “regularly traded”. If a U.S. Holder were to make a timely mark-to-market election with respect to ADSs that it will own at the close of its taxable year, such electing U.S. Holder would for the year of the election and each subsequent taxable year include as ordinary income or, to the extent of prior ordinary income, ordinary loss based on the increase or decrease in the market value of such U.S. Holder’s ADSs for such taxable year. An electing U.S. Holder’s tax basis in its ADSs will be adjusted to reflect any such income or loss. Any gain or loss on the sale of ADSs will be ordinary income or loss, except that any loss will be ordinary loss only to the extent of the previously included net mark-to-market gain. An election to mark-to-market applies to the year for which the election is made and to subsequent years unless the IRS consents to the revocation of the election. The election is terminated for any year in which the PFIC shares are not “marketable stock”. If we were a PFIC and then were to cease being a PFIC, a U.S. Holder that marked its ADSs to market would not include mark-to-market gain or loss with respect to its ADSs for any taxable year that we were no longer a PFIC. If we again were to become a PFIC in a taxable year after a year in which we were not a PFIC, a U.S. Holder’s original mark-to-market election, unless revoked or terminated, would continue to apply and such U.S. Holder would be required to include any mark-to-market gain or loss in such year.

A mark-to-market election applies only to the non-U.S. corporation for which it is made. If any of our subsidiaries were to be a PFIC, a U.S. Holder likely would remain subject to the excess distribution rules with respect to its indirectly owned shares in any such subsidiary even if such U.S. Holder has made a mark-to-market election in our respect.

If we are a PFIC for any year during which a U.S. Holder holds ADSs we will generally continue to be treated as a PFIC with respect to the U.S. Holder for all succeeding years during which the U.S. Holder holds ADSs, even if we cease to meet the threshold requirements for PFIC status. As noted above, if a U.S. Holder was permitted to make a mark-to-market election and did so in a timely manner, we will not be treated as a PFIC with respect to such U.S. Holder for any year in which we do not meet the threshold requirements for PFIC status. The same rule appears to apply in the case of a U.S. Holder who was permitted to, and timely made, a QEF election, although the issue is not entirely free from doubt.

A U.S. Holder that owns any shares of a foreign corporation classified as a PFIC is generally required to file Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or a Qualified Electing Fund) in each year that such shares are held.

U.S. Holders are urged to consult their tax advisors about the PFIC rules and the related filing requirements. Our U.S. counsel expresses no opinion with respect to our PFIC status in any prior taxable year or the current taxable year ended April 30, 2017 and also expresses no opinion with respect to any predictions regarding our PFIC status in the future.

Certain Reporting Obligations

Section 6038D of the IRC generally requires U.S. individuals (and possibly certain entities that have U.S. individual owners) to file IRS Form 8938 if they hold certain “specified foreign financial assets,” the aggregate value of which exceeds $50,000 on the last day of the taxable year (or the aggregate value of which exceeds $75,000 at any time during the taxable year). The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person including the ADSs. In general, if we were to be treated as a PFIC, a U.S. Holder would not be required to report ownership of the ADSs under Section 6038D of the IRC if such ownership were reported on Form 8621 described above under “Passive Foreign Investment Company Status” and that fact is noted on the Form 8938. U.S. Holders should consult their own tax advisors to determine whether they are subject to any Form 8938 filing requirements.

Foreign Account Tax Compliance Act

Under certain circumstances, we or our paying agent may be required, pursuant to Sections 1471 through 1474 of the Code and the regulations promulgated thereunder, any agreement entered into pursuant to Section 1472(b) of the Code, or any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code or analogous provisions of non-U.S. law (“FATCA”), to withhold U.S. tax at a rate of 30% on all or a portion of payments of dividends or other corporate distributions which are treated as “foreign pass-thru payments” made on or after January 1, 2017, if such payments are not in compliance with FATCA. Such payments can generally be made in compliance with FATCA if the paying agent obtains from the payee a Form W-9 or other information establishing an exemption from such withholding. The rules regarding FATCA and “foreign pass-thru payments,” including the treatment of proceeds from the disposition of ADSs, are very complex and U.S. Holders are encouraged to consult their own tax advisors on the impact of the FATCA rules on them.

Medicare Tax on Net Investment Income

Effective for taxable years beginning after December 31, 2012, a 3.8% tax is generally imposed on the net investment income in excess of certain thresholds of certain individuals and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” will generally include interest, dividends (including dividends, if any, paid with respect to the ADSs), annuities, royalties, rent, net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, exchange or other taxable disposition of ADSs) and certain other income, but will be reduced by any deductions properly allocable to such income or net gain. U.S. Holders are advised to consult their own tax advisors regarding additional taxation of net investment income.

U.S. Information Reporting and Backup Withholding

A U.S. Holder is generally subject to information reporting requirements with respect to dividends paid in the United States on ADSs and proceeds paid from the sale, exchange, redemption or other disposition of ADSs. A U.S. Holder is subject to backup withholding (currently at 28%) on dividends paid in the United States on ADSs and proceeds paid from the sale, exchange, redemption or other disposition of our ADSs unless the U.S. Holder is a corporation, provides an IRS Form W-9 to the payor or the paying agent, or otherwise establishes a basis for exemption.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder may obtain a refund from the IRS of any excess amount withheld under the backup withholding rules, provided that certain information is timely furnished to the IRS. U.S. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

U.S. Holders purchasing more than $100,000 of the ADSs in this offering generally will be required to file IRS Form 926 reporting such payment. For purposes of determining the total dollar value of the ADSs purchased by a U.S. Holder in this offering, the ADSs purchased by certain related parties (including family members) are included. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with this reporting obligation. Each U.S. Holder should consult its own tax advisor as to the possible obligation to file IRS Form 926.

The foregoing discussion of certain material U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, each prospective investor should consult with his, her or its own tax advisor regarding U.S. federal, state, local and non-U.S. income and other tax consequences of the acquisition, holding and disposing of the ADSs.

Material Swedish Tax Considerations

The following describes the material Swedish income and net wealth tax consequences for a holder of ADSs who is not considered to be a Swedish resident for Swedish tax purposes. The following applies only to persons who hold portfolio investments representing less than 10% of capital and votes and is not applicable if the ADSs pertain to a permanent establishment or fixed place of business in Sweden.

Taxation on Capital Gains

Generally, non-residents of Sweden are not liable for Swedish capital gains taxation with respect to the sale of ADSs. However, under Swedish tax law, capital gains from the sale of shares in Swedish companies and certain other securities by an individual may be taxed in Sweden at a rate of 30% if the seller has been a resident of Sweden or has lived permanently in Sweden at any time during the year of the sale or the 10 calendar years preceding the year of the sale (absent treaty provisions to the contrary). The provision is applicable on ADSs. Effective January 1, 2008, the rule was extended to also apply to shares in foreign companies, provided that such shares were acquired during the time that the person was liable to tax in Sweden.

This provision may, however, be limited by tax treaties that Sweden has concluded with other countries. Under the tax treaty between Sweden and the United States (the “U.S. Tax Treaty”), this provision applies for ten years from the date the individual became a non-resident of Sweden.

Taxation on Dividends

A Swedish dividend withholding tax at a rate of 30% is imposed on dividends paid by a Swedish corporation, such as us, to non-residents of Sweden. The same withholding tax applies to certain other payments made by a Swedish corporation, including payments as a result of redemption of shares and repurchase of stock through an offer directed to its shareholders. Exemption from the withholding tax or a lower tax rate may apply by virtue of a tax treaty. Under the U.S. Tax Treaty, the withholding tax on dividends paid on portfolio investments to eligible U.S. holders is reduced to 15%.

Under all Swedish tax treaties, except the tax treaty with Switzerland, withholding tax at the applicable treaty rate should be withheld by the payer of the dividends. With regard to dividends paid from shares in corporations registered with the Euroclear Sweden AB (such as our shares), a reduced rate of dividend withholding tax under a tax treaty is generally applied at the source by the Euroclear Sweden AB or, if the shares are registered with a nominee, the nominee, as long as the person entitled to the dividend is registered as a non-resident and sufficient information regarding the tax residency of the beneficial owner is available to the Euroclear Sweden AB or the nominee.

In those cases where Swedish withholding tax is withheld at the rate of 30% and the person who received the dividends is entitled to a reduced rate of withholding tax under a tax treaty, a refund may be claimed from the Swedish tax authorities before the end of the fifth calendar year following the year that the distribution was made.

Taxation on Interest

No Swedish withholding tax is payable on interest paid to non-residents of Sweden.

Net Wealth Taxation

The Swedish net wealth tax has been abolished from January 1, 2007.

PLAN OF DISTRIBUTION

We will deliver ADSs offered hereby upon exercise of the Warrants we issued on October 28, 2015 and November 5, 2015. As of the date of this prospectus, the Warrants were exercisable for a total of up to 1,280,750 ADSs, which can be adjusted pursuant to the terms of the Warrants, and no more of the Warrants will be issued. We will not issue fractional ADSs upon exercise of the Warrants. In order to exercise any of the Warrants, the holder must deliver the information required in the Warrants, along with payment for the exercise price of the ADS to be purchased. We will then cause to be delivered ADSs.

LEGAL MATTERS

The validity of the Ordinary Shares and certain matters governed by Swedish law was passed on for us by Setterwalls Advokatbyrå AB, our Swedish counsel. The validity of the ADSs and certain other matters governed by U.S. federal and New York state law was passed on for us by Sichenzia Ross Ference Kesner LLP, our U.S. counsel.

EXPERTS

The consolidated financial statements as of April 30, 2016 and 2015, and for each of the three years in the period ended April 30, 2016 that are incorporated by reference into this Prospectus and the Registration Statement, have been audited by Ernst & Young AB, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The current address of Ernst & Young AB is Stationsgatan 12, 751 44, Uppsala, Sweden.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of Sweden. Many of our directors and officers reside outside the U.S., and a substantial portion of our assets and all or a substantial portion of the assets of such persons are located outside the U.S. As a result, it may be difficult for you to serve legal process on us or our directors and executive officers (as well as certain directors, managers and executive officers of the finance subsidiaries) or have any of them appear in a U.S. court.

We have appointed CT Corporation System as our authorized agent upon whom process may be served in any action instituted in any U.S. federal or state court having subject matter jurisdiction in the Borough of Manhattan in New York, New York, arising out of or based upon the Ordinary Shares, the deposit agreement or the underwriting agreement related to the Ordinary Shares.

Setterwalls Advokatbyrå AB, our Swedish counsel, has advised us that there may be some doubt as to the enforceability in Sweden, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities based on the federal securities laws of the U.S. In addition, awards for punitive damages in actions brought in the U.S. or elsewhere may be unenforceable in Sweden. An award for monetary damages under the U.S. securities laws could be considered punitive if, or to the extent, it does not seek to compensate the claimant for loss or damage suffered and/or is intended to punish the defendant. The enforceability of any judgment in Sweden will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The U.S. and Sweden do not currently between them have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including amendments and relevant exhibits and schedules, under the Securities Act covering the ADSs and Warrants to be sold in this offering. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and the ADSs and the Warrants. You may review and copy the registration statement, reports and other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also request copies of these documents upon payment of a duplicating fee by writing to the SEC. For further information on the public reference facility, please call the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement, are also available to you on the SEC’s Web site at http://www.sec.gov.

Immediately upon completion of this offering, we will become subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934 as applicable to foreign private issuers. Our annual reports on Form 20-F for the year ended April 30, 2016 and subsequent years will be due four months following the year end. We are not required to disclose certain other information that is required from U.S. domestic issuers, including but not limited to detailed executive compensation disclosure and quarterly disclosure as to our assessment of our internal control over financial reporting. Also, as a foreign private issuer, we are exempt from the rules of the Securities Exchange Act of 1934 prescribing the furnishing of proxy statements to shareholders and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Securities Exchange Act of 1934.

As a foreign private issuer, we are also exempt from the requirements of Regulation FD (Fair Disclosure) that, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by other U.S. domestic reporting companies, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, U.S. domestic reporting companies. We are liable for violations of the rules and regulations of the SEC, which do apply to us as a foreign private issuer.

INCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The Securities and Exchange Commission permits us to “incorporate by reference” the information contained in documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the Securities and Exchange Commission, and incorporate by reference in this prospectus:

(1)	Our annual report on Form 20-F for the year ended April 30, 2016, filed with the SEC on August 26, 2016;

(2)	Our Form 6-K’s filed with the SEC on August 31, 2016, September 7, 2016, September 27, 2016, October 25, 2017, October 26, 2016, November 1, 2016, November 2, 2016, November 22, 2016, December 5, 2016, December 7, 2016, December 22, 2016, January 24, 2017, March 2, 2017, March 3, 2017, March 21, 2017, March 31, 2017, April 18, 2017, April 25, 2017, May 2, 2017, May 11, 2017, May 31, 2017, June 5, 2017, June 9, 2017, June 13, 2017, June 14, 2017, June 22, 2017, and both Form 6-K’s filed on July 10, 2017; and

(3)	the description of the ADSs and ordinary shares contained in our Form 8-A filed with the SEC on October 21, 2015 including any amendment or report filed for the purpose of updating such description;

We also incorporate by reference all additional documents that we file with the Securities and Exchange Commission under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the initial filing date of the registration statement of which this prospectus is a part until the offering of the particular securities covered by a prospectus supplement or term sheet has been completed. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with Securities and Exchange Commission rules.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, a copy of these filings, at no cost, upon written or oral request to us at the following address:

Oasmia Pharmaceutical AB

Vallongatan 1

752 28 Uppsala, Sweden

Tel: + 46 18 50 54 40

Attention: Investor Relations

 You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our bylaws, as amended, is to eliminate our right and our shareholders (through shareholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our bylaws, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

Under the Swedish Companies Act, if a company directly indemnifies a member of the board of directors or an officer or otherwise holds him or her harmless, the amount expended will be regarded as salary upon which the Registrant must pay social charges and the director or the officer will also be liable for income tax on any such expended amount. Therefore, the Registrant maintains directors and officers insurance to insure such persons against certain liabilities incurred based on their capacity as a member of the board of directors or an executive officer.

In the underwriting agreement, the underwriters agreed to indemnify, under certain conditions, the Registrant, members of the Registrant’s board of directors, members of executive management and persons who control the Registrant within the meaning of the Securities Act, against certain liabilities.

Item 9. Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Exhibit

1.1 (2)	Form of Underwriting Agreement.
4.1 (3)	Form of Deposit Agreement among Oasmia Pharmaceutical AB, The Bank of New York Mellon, as the depositary bank and Owners and Holders of American Depositary Shares, including the form of American Depositary Receipt.
4.2 (2)	Form of ADS Warrant Agent Agreement between Oasmia Pharmaceutical AB and The Bank of New York Mellon, and the Form of Warrant Certificate.
5.1 (2)	Opinion of Setterwalls Advokatbyrå AB as to the validity of the securities being offered under the laws of Oasmia Pharmaceutical AB’s jurisdiction of organization.
23.1 (1)	Consent of Ernst & Young AB.
23.2 (2)	Consent of Setterwalls Advokatbyrå AB (included in Exhibit 5.1).
24.1 (2)	Powers of Attorney (included in this signature page to the Registration Statement on Form F-1/A).

(1)	Filed herewith.
(2)	Previously filed.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Uppsala, Sweden, on August 2, 2017.

OASMIA PHARMACEUTICAL AB

By:	/s/ Julian Aleksov
Name:	Julian Aleksov
Title:	Executive Chairman of the Board

Signatures	Title	Date

/s/ Julian Aleksov	Executive Chairman of the Board of Directors	August 2, 2017
Julian Aleksov

/s/ Mikael Asp	Chief Executive Officer	August 2, 2017
Mikael Asp	(Principal executive officer)

/s/Fredrik Gynnerstedt	Chief Financial Officer	August 2, 2017
Fredrik Gynnerstedt	Principal Financial and Accounting Officer

*	Director	August 2, 2017
Bo Cederstrand

*	Director	August 2, 2017
Alexander Kotsinas

*	Director	August 2, 2017
Lars Bergkvist

*By:	/s/ Julian Aleksov
Julian Aleksov
Attorney-in-fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Oasmia Pharmaceutical AB has signed this registration statement or amendment thereto on August 2, 2017.

Sichenzia Ross Ference Kesner LLP

By:	/s/ Henry Nisser
Name: Henry Nisser
Title: Partner

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

1.1 (2)	Form of Underwriting Agreement.
4.1 (3)	Form of Deposit Agreement among Oasmia Pharmaceutical AB, The Bank of New York Mellon, as the depositary bank and Owners and Holders of American Depositary Shares, including the form of American Depositary Receipt.
4.2 (2)	Form of ADS Warrant Agent Agreement between Oasmia Pharmaceutical AB and The Bank of New York Mellon, and the Form of Warrant Certificate.
5.1 (2)	Opinion of Setterwalls Advokatbyrå AB as to the validity of the securities being offered under the laws of Oasmia Pharmaceutical AB’s jurisdiction of organization.
23.1 (1)	Consent of Ernst & Young AB.
23.2 (2)	Consent of Setterwalls Advokatbyrå AB (included in Exhibit 5.1).
24.1 (2)	Powers of Attorney (included in this signature page to the Registration Statement on Form F-1/A).

(1)	Filed herewith.
(2)	Previously filed.